    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 2000

                                                      REGISTRATION NO. 333-37964
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 POST-EFFECTIVE
                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                             INVITROGEN CORPORATION
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                   33-0373077
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

                           --------------------------

                              1600 FARADAY AVENUE
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 603-7200
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                                 JAMES R. GLYNN
                              1600 FARADAY AVENUE
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 603-7200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

             JEFFREY T. BAGLIO, ESQ.                            HOWARD L. ARMSTRONG, ESQ.
              MARTY B. LORENZO, ESQ.                               MICHAEL LEAKE, ESQ.
               LAURA G. SAND, ESQ.                                  LATHAM AND WATKINS
         GRAY CARY WARE & FREIDENRICH LLP                        701 B STREET, SUITE 2100
         4365 EXECUTIVE DRIVE, SUITE 1600                    SAN DIEGO, CALIFORNIA 92101-3542
             SAN DIEGO, CA 92121-2189

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /
                           --------------------------


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                    $172,500,000
                             INVITROGEN CORPORATION
            5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE MARCH 1, 2007
      2,024,648 SHARES OF COMMON STOCK ISSUABLE ON CONVERSION OF THE NOTES

                               ------------------

    This prospectus relates to 5 1/2% Convertible Subordinated Notes due
March 1, 2007 of Invitrogen Corporation, a Delaware corporation (Invitrogen), held by certain security holders who may offer for sale the notes and shares of our common stock into which the notes are convertible at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, that may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from this offering.

    You may convert the notes into shares of our common stock at any time before their maturity unless we have previously redeemed or repurchased them. The notes will be due on March 1, 2007. The conversion rate is 11.737 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of $85.20 per share. The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc. Our common stock is quoted on the Nasdaq National Market under the symbol "IVGN." On May 25, 2000, the last reported sales price for our common stock as quoted on the Nasdaq National Market was $44.31 per share.

    We will pay interest on the notes on March 1 and September 1 of each year. The first interest payment will be made on September 1, 2000. The notes are subordinated in right of payment to all senior debt of Invitrogen. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

    We have the right to redeem all or a portion of the notes that have not been previously converted at the redemption prices set forth in this Prospectus on or after March 1, 2003. In the event of a change in control, as described in this Prospectus, you may require us to repurchase any notes that you hold.

    INVESTING IN THE NOTES AND THE COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is December 7, 2000.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      5
Forward-Looking Statements..................................     15
Use of Proceeds.............................................     15
Dividend Policy.............................................     15
Price Range of Common Stock.................................     16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     17
Description of Convertible Notes............................     24
Description of Capital Stock................................     41
Summary of Certain United States Federal Income Tax
  Considerations............................................     44
Selling Securityholders.....................................     49
Plan of Distribution........................................     52
Legal Matters...............................................     53
Experts.....................................................     53
Available Information.......................................     54
Incorporation of Certain Documents by Reference.............     54
Limitation of Liability and Indemnification Matters.........     55


                            ------------------------

    We were incorporated in California in 1989, and reincorporated in Delaware in 1997. Our principal executive offices are located at 1600 Faraday Avenue, Carlsbad, California 92008 and our phone number is (760) 603-7200. We maintain a website at www.invitrogen.com. Our website is not a part of this Prospectus.

    You should rely only on the information contained or incorporated by reference in this amended prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

    The convertible notes are not being offered in any jurisdiction where the offer is not permitted.

    You should not assume that the information is this amended prospectus or any prospectus supplement is accurate as of any date other than the respective dates on the front of those documents.

                            ------------------------

    Discovery Line-TM-, DNA DipStick-TM-, Echo-TM-, Gene Pool-TM-, Hybrid Hunter-TM-, Micro-Fast Track-TM-, Northern Territory-TM-, and Zero Background-TM- are trademarks of Invitrogen. MaxBac-Registered Trademark-, FastTrack-Registered Trademark-, GeneStorm-Registered Trademark-, One Shot-Registered Trademark-, TA Cloning-Registered Trademark-,
TOPO-Registered Trademark- and Zero Blunt-Registered Trademark- are Invitrogen trademarks which have been registered with the United States Patent and Trademark Office. The Invitrogen logo, Invitrogenomics-TM-, Morphagen-TM- and Morphatides-TM- are trademarks of Invitrogen for which registration applications have been filed with the United States Patent and Trademark Office.

    XCell II-TM-, BlueHorizon-TM- and Mark12-TM- are trademarks of NOVEX. NOVEX-Registered Trademark-, Serva-Registered Trademark-,
QuickPoint-Registered Trademark-, NuPAGE-Registered Trademark-, Power Ease-Registered Trademark-, SeeBlue-Registered Trademark-,
MultiMark-Registered Trademark- and SilverXpress-Registered Trademark- are trademarks of NOVEX which have been registered with the United States Patent and Trademark Office. WesternBreeze-TM- is a trademark of NOVEX for which an application for registration has been filed with the United States Patent and Trademark Office.

    All other trademarks or tradenames in this prospectus are the property of their respective owners.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS CERTAIN IMPORTANT INFORMATION REGARDING OUR BUSINESS AND THIS OFFERING. WE HAVE INCORPORATED CERTAIN FINANCIAL AND OTHER INFORMATION IN THIS PROSPECTUS BY REFERENCE. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS, ESPECIALLY THE SECTION ENTITLED "RISK FACTORS," AS WELL AS ANY SUPPLEMENTAL MATERIAL AND ANY DOCUMENTS THAT ARE INCORPORATED BY REFERENCE. UNLESS OTHERWISE STATED, ALL OF THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE INITIAL PURCHASERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. ALSO, UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES TO "INVITROGEN," "WE," "OUR," "US," AND SIMILAR TERMS REFER TO INVITROGEN CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES.

                             INVITROGEN CORPORATION

    We develop, manufacture, and market research tools in kit form and provide other research products and services to corporate, academic and government entities. Our research kits simplify and improve gene cloning, gene expression and gene analysis techniques, as well as other molecular biology activities. These techniques and activities are used to study how a cell is regulated by its genetic material, known as functional genomics, and to search for drugs that can treat diseases. Our kits and products allow researchers to perform these activities more accurately, efficiently, and with greater reproducibility compared to conventional research methods. Our kits and products have made molecular biology research techniques more accessible to pharmaceutical, biotechnology, agricultural, government, and academic researchers with backgrounds in a wide range of scientific disciplines. In 1998 we began marketing our "high-throughput" gene cloning and expression technology, which allows us to clone and expression-test genes on an industrial scale. We are utilizing this high-throughput technology to generate additional license, service and product opportunities. In addition, through our NOVEX product line we develop, manufacture and market research electrophoresis products in pre-cast form, which improve the speed, reliability, and convenience of gel electrophoresis. Gel electrophoresis is a technique that is used as a tool to visualize the results of many different types of molecular biology experiments. As such, gel electrophoresis is integral to the majority of the molecular biology activities that our other kits and products address. In February 2000 we merged with Research Genetics, Inc., a leading supplier of products and services for functional genomics and gene-based drug discovery research. From 1994 through 1999, Invitrogen experienced compound annual growth in revenue of 29% and net income of 55%, excluding merger costs net of taxes.

    Based on independent market studies, in 1999 researchers spent over $1.6 billion on molecular biology products and supplies such as chemicals, reagents, enzymes, and kits. Gene cloning, expression and analysis kits represent a rapidly emerging segment of the molecular biology product and supply market. Based on independent market studies, we project sales of gene cloning, expression and analysis kits will grow approximately 21% in 2000, compared to approximately 14% growth for the overall molecular biology product and supply market. We believe the gene cloning, expression, and analysis kit market will continue to expand due to several factors, including:

    - Increasing levels of government funding for the study of genetic material and molecular biology research;

    - Increasing availability of new data from the Human Genome Project, a federally funded effort to sequence the human genome, and other genome sequencing projects;

    - Proliferation of high-throughput molecular biology research techniques;
      and

    - Increasing investment in commercial research activities.

    We offer over 1,000 kits and other products that researchers use to conduct key molecular biology research activities. Our kits and products make molecular biology techniques easier, faster, and more accessible to an increasingly broad community of researchers. For example, as compared to conventional cloning methods, our proprietary cloning method, known as TOPO TA Cloning, reduces the time required for a key step in the gene cloning process from 12 hours to five minutes, reduces total experiment completion time from three to five days to one day, and increases the cloning success rate from 50-60% to over 90%. Based on our 1999 sales of these kits, we estimate that researchers who used TOPO TA Cloning Kits in 1999 saved over seventeen million hours compared to standard cloning methods.

    In 1998 we developed a high-throughput gene cloning and expression system by scaling up our TOPO TA Cloning technology and automating much of the cloning and expression process. We are marketing this technology under the name Invitrogenomics. We are using this new technology to rapidly clone and patent collections of full-length genes, which we are licensing and selling. To date, we have assembled a collection of over 2,700 full-length cloned human genes that correctly express their specific proteins. In addition, we are using this technology to provide gene cloning and expression services on a contract basis to pharmaceutical, biotechnology, and agricultural companies that wish to reduce the time and costs associated with identifying and validating new drug targets and developing novel therapeutics.

    We believe we have assembled one of the broadest portfolios of gene cloning, expression and analysis-related intellectual property in our industry. To date, we have obtained over 95 licenses, which provide us with access to over 200 patents and applications covering gene cloning, expression and analysis materials and techniques. In total, we own or control 35 issued and pending patents and applications. We believe our intellectual property portfolio has established us as a licensing partner of choice for corporate and academic researchers who wish to commercialize their gene cloning, gene expression and gene analysis-related discoveries. We believe our leadership position derives from our ability to rapidly enhance the value of the technologies we license by combining them with our existing products and licensed technologies.

    Our principal offices are located at 1600 Faraday Avenue, Carlsbad, California 92008. Our telephone number is (760) 603-7200. Our website address is www.invitrogen.com. Our website is not a part of this Prospectus.

                              RECENT DEVELOPMENTS

    On February 2, 2000 we completed our merger with Research Genetics, Inc. As consideration for the merger, we issued 3,200,000 shares of our common stock for all of the capital stock of Research Genetics. Upon their employment by Invitrogen's subsidiary, we also issued options to purchase 750,000 shares of our common stock to employees of Research Genetics. Research Genetics is located in Huntsville, Alabama and will continue to operate there as our subsidiary.

    Research Genetics is a leading supplier of products and services for functional genomics and gene-based drug discovery research. Research Genetics' product lines include DNA microarrays and custom software for microarray data analysis, Polymerase Chain Reaction (PCR) primers that amplify all or a specific portion of selected genes, genetic markers that are used to locate disease genes, various genomic and cDNA libraries, and custom-made DNA. Research Genetics currently offers microarrays of 30,000 different human genes, one of the world's largest collections of commercially available, sequence-validated clones.

                                  THE OFFERING


Securities Offered..................  $172,500,000 principal amount of 5 1/2% Convertible
                                      Subordinated Notes due 2007 (convertible notes) that
                                      were previously issued in a private offering, and
                                      shares of Invitrogen common stock as may be issued
                                      upon conversion of the convertible notes.

Maturity............................  March 1, 2007.

Interest............................  Interest on the convertible notes will accrue at the rate of 5 1/2% per annum and will be payable in cash
                                      semiannually on March 1 and September 1 of each year,
                                      commencing on September 1, 2000.

Conversion..........................  Securityholders may convert a note into shares of
                                      Invitrogen's common stock at any time on or after
                                      March 1, 2000 through the maturity date unless the
                                      note has been previously redeemed or repurchased. The
                                      conversion rate is 11.737 shares per $1,000 of
                                      principal amount at maturity of the notes, subject to
                                      adjustment in certain circumstances. This results in
                                      an initial conversion price of $85.20 per share,
                                      subject to adjustment in certain events. Please refer
                                      to the section entitled "Description of Convertible
                                      Notes-Conversion."

Ranking of the Convertible Notes....  The convertible notes are general unsecured obligations ranking junior to all of our existing and
                                      future indebtedness not expressly subordinated to or
                                      on a parity with the notes. In addition, they will
                                      effectively rank behind all of our secured debts to
                                      the extent of the value of the assets securing those
                                      debts and all existing and future debts and other
                                      liabilities of our subsidiaries. As of March 31, 2000,
                                      on a pro forma basis reflecting our merger with
                                      Research Genetics, our subsidiaries had outstanding
                                      long-term debt (including both the current and
                                      long-term portion) of approximately, $2.6 million and
                                      also had $4.7 million of other liabilities, all of
                                      which would have been structurally senior to the
                                      convertible notes.

Optional Redemption.................  On or after March 1, 2003, we may at our option redeem some or all of the convertible notes at any time at
                                      the redemption prices, and subject to certain
                                      limitations, described in the section "Description of
                                      Convertible Notes-Optional Redemption."

Change in Control...................  If we experience specific kinds of changes in control, we must offer to repurchase the convertible notes at
                                      the prices listed in the section "Description of
                                      Convertible Notes-Repurchase at the Option of
                                      Holders."

Use of Proceeds.....................  We will not receive any proceeds from the sale by the selling securityholders of the convertible notes.


Registration Rights.................  We have agreed to use our reasonable best efforts to cause the shelf registration statement, of which this
                                      Prospectus is a part, to become effective under the
                                      Securities Act within 180 days after the date of
                                      original issuance of the notes. As described in the
                                      Registration Rights Agreement, if the shelf
                                      registration statement is not declared effective
                                      within the prescribed time period, or does not remain
                                      effective for the prescribed period, we will be
                                      obligated to pay special interest. Please refer to the
                                      sections entitled "Description of Convertible
                                      Notes-Registration Rights."

United States Federal Tax
  Considerations....................  There are certain U.S. federal income tax considerations associated with purchasing, holding and
                                      disposing of the convertible notes. Please refer to
                                      the section entitled "Summary of Certain United States
                                      Federal Income Tax Considerations."

    You should refer to the section entitled "Risk Factors" for an explanation of certain risks related to investing in the convertible notes.

                                  RISK FACTORS

    AN INVESTMENT IN THE CONVERTIBLE NOTES INVOLVES THE FOLLOWING RISKS WHICH, TOGETHER WITH OTHER MATTERS DESCRIBED IN THIS PROSPECTUS, SHOULD BE CAREFULLY CONSIDERED BY INVESTORS BEFORE ANY PURCHASE OF THE CONVERTIBLE NOTES. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. CERTAIN STATEMENTS IN THIS PROSPECTUS (INCLUDING CERTAIN OF THE FOLLOWING FACTORS) CONSTITUTE FORWARD-LOOKING STATEMENTS. PLEASE REFER TO THE SECTION ENTITLED "FORWARD-LOOKING STATEMENTS."

FAILURE TO SUCCESSFULLY INTEGRATE RESEARCH GENETICS OR NOVEX INTO OUR OPERATIONS COULD REDUCE OUR PROFITABILITY

    We closed our merger with NOVEX in August 1999 and our merger with Research Genetics in February 2000. Both are now our wholly-owned subsidiaries. Our integration of the operations of these companies is ongoing and will require significant efforts, including the coordination of research and development and sales and marketing efforts. We may find it difficult to integrate the operations of these acquired companies. Personnel may leave or be terminated because of the mergers. In September 1999 we reduced the size of our U.S. workforce by approximately 14% and in January 2000 we announced the closing of our Frankfurt, Germany manufacturing facility in connection with the integration of NOVEX. Such employee terminations or resignations or facility closures may require us to make severance or other payments and may result in related litigation.

    Research Genetics' operations are located in Huntsville, Alabama, while our U.S. headquarters and the bulk of our other operations are located in Carlsbad, California. This physical separation of facilities could make it difficult for us to effectively communicate with, manage, and integrate Research Genetics' staff and operations with the rest of Invitrogen. Such difficulties could significantly hurt our operations and consequently our financial results.

    NOVEX or Research Genetics customers, distributors or suppliers may terminate their arrangements with us, or demand amended terms to these arrangements because of the merger. Invitrogen management may have their attention diverted while trying to integrate the companies. Such diversion of management's attention or difficulties in the transition process could have a material adverse impact on us. If we are not able to successfully integrate the operations of Research Genetics or NOVEX, our expectations of future results of operations may not be met. Factors which will determine the success of the mergers include:

    - Changes in the favorable market reaction to NOVEX's, Research Genetics', and Invitrogen's significant products;

    - Competitive factors, including technological advances attained by competitors and patents granted to or contested by competitors, which would result in their ability to compete against us more effectively;

    - The ability of the combined company to increase sales of all three companies' products; and

    - The ability of the combined company to operate efficiently and achieve cost savings.

    Even if we are able to integrate operations, there can be no assurance that we will achieve synergies. The failure to achieve synergies could have a material adverse effect on our business, results of operations, and financial condition.

FAILURE TO MANAGE GROWTH COULD IMPAIR OUR BUSINESS

    Our business has grown rapidly. Our net revenues increased from $33.7 million in 1995 to $92.9 million in 1999. During that same period we significantly expanded our operations in the United

States and in Europe. The number of our employees has increased from approximately 272 at December 31, 1996 to approximately 635 at December 31, 1999.

    It is very difficult to manage this rapid growth, and our future success depends on our ability to implement:

    - Research and product development;

    - Sales and marketing programs;

    - Customer support programs;

    - Operational and financial control systems; and

    - Programs to recruit and train new personnel.

    Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and to expand and train our workforce worldwide.

    We have developed a high-throughput gene cloning and expression system by scaling up our TOPO TA Cloning technology. We are commercializing this technology under the name Invitrogenomics. Our future business growth depends in part on the success of our Invitrogenomics products and services. In order to succeed in this business we may need to hire additional senior managers. Moreover, operation of Invitrogenomics may present unfamiliar management challenges that we might not successfully address. We may not be able to locate or hire the necessary managers, or successfully address the potentially unfamiliar management issues that may occur in Invitrogenomics or other areas of our business.

    Our recent mergers with NOVEX and Research Genetics will require additional investments in operations, product research and development, and sales and marketing which are significant expenses. Failure to successfully manage and coordinate the growth of the combined company could adversely impact our revenue and profits.

AS A RESULT OF THE OFFERING OF THE CONVERTIBLE NOTES, WE HAVE A SIGNIFICANT AMOUNT OF DEBT AND MAY HAVE INSUFFICIENT CASH TO SATISFY OUR DEBT SERVICE OBLIGATIONS, EITHER OF WHICH COULD IMPEDE OUR OPERATIONS AND FLEXIBILITY

    As a result of the offering of the convertible notes, we have a significant amount of debt and debt service obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the convertible notes, including from cash and cash equivalents on hand, we will be in default under the terms of the indenture which could, in turn, cause defaults under our other existing and future debt obligations.

    Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

    - Limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements, or other purposes;

    - Limiting our flexibility in planning for, or reacting to, changes in our business;

    - Placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

    - Making us more vulnerable to a downturn in our business or the economy generally; and

    - Requiring us to use a substantial portion of our cash to pay principal and interest on our debt, instead of contributing those funds to other purposes such as working capital and capital expenditures.

THE CONVERTIBLE NOTES ARE SUBORDINATED TO OTHER DEBT AND NOT SECURED BY ANY OF OUR ASSETS

    The convertible notes are general unsecured obligations ranking junior to all our existing and future senior debt, as that term is defined in the indenture. In addition, the convertible notes are effectively junior to all our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. As a result of such subordination, in the event of our bankruptcy, liquidation or reorganization or certain other events, our assets will be available to pay obligations on the convertible notes only after all of our senior debt and all of our secured debt, to the extent of the value of the assets securing that debt, has been paid in full. Consequently, there may not be sufficient assets remaining to pay amounts due on any or all of the convertible notes then outstanding. In addition, to the extent our assets cannot satisfy in full the secured indebtedness, the holders of the secured indebtedness would have a claim for any shortfall that would rank senior in right of payment with respect to the convertible notes, if such secured debt were senior debt, or would rank equally in right of payment with the convertible notes if such secured debt were not so classified. The indenture governing the convertible notes does not prohibit or limit our or our subsidiaries' incurrence of additional debt, including senior debt or secured debt, and the incurrence of any such additional indebtedness could adversely affect our ability to pay our obligations on the convertible notes. As of March 31, 2000, our subsidiaries had outstanding long-term debt (including both the current and long-term portion) of approximately $2.6 million and also had $4.7 million of other liabilities, all of which are structurally senior to the convertible notes. Please refer to the section entitled "Description of Convertible Notes-Subordination of Convertible Notes."

REDUCTION IN RESEARCH AND DEVELOPMENT BUDGETS AND GOVERNMENT FUNDING MAY IMPACT SALES

    Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions, and government and private laboratories. Fluctuations in the research and development budgets of these researchers and their organizations could have a significant effect on the demand for our products. Research and development budgets fluctuate due to changes in available resources, spending priorities and institutional budgetary policies. Our business could be seriously damaged by any significant decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies, academic institutions, or government and private laboratories.

    In recent years, the United States pharmaceutical industry has undergone substantial downsizing and consolidation. Further mergers or corporate consolidations in the pharmaceutical industry could cause us to lose existing customers and potential future customers, which could have a material adverse effect on our business, financial condition, and results of operations.

    A significant portion of our sales have been to researchers, universities, government laboratories, and private foundations whose funding is dependent upon grants from government agencies such as the U.S. National Institutes of Health
(NIH) and similar domestic and international agencies. Also, a portion of our direct revenues comes from NIH Small Business Innovation Research grant funds. Although the level of research funding has increased during the past several years, we cannot assure you that this trend will continue. Government funding of research and development is subject to the political process, which is inherently fluid and unpredictable. Our revenues may be adversely affected if our customers delay purchases as a result of uncertainties surrounding the approval of government budget proposals. Also, government proposals to reduce or eliminate budgetary deficits have sometimes included reduced allocations to the NIH and other government agencies that fund research and development activities. A reduction in government funding for the NIH or other government research agencies could seriously damage our business.

    Our customers generally receive funds from approved grants at particular times of the year, as determined by the federal government. Grants have, in the past, been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. The timing of the receipt of grant funds affects the timing of purchase decisions by our customers and, as a result, can cause fluctuations in our sales and operating results.

FAILURE TO LICENSE NEW TECHNOLOGIES COULD IMPAIR OUR NEW PRODUCT DEVELOPMENT

    Our business model of providing products to researchers working on a variety of genetic projects requires us to develop a wide spectrum of products. To generate broad product lines it is sometimes advantageous to license technologies from the scientific community at large rather than depending exclusively on in-house innovations. As a result, we believe our ability to in-license new technologies from third-parties is and will continue to be critical to our ability to offer new products. Over 40% of our revenues are from products manufactured or sold under licenses from third-parties.

    From time to time we are notified or become aware of patents held by third-parties which are related to technologies we are selling or may sell in the future. After a review of these patents, we may decide to obtain a license for these technologies from such third-parties. We are currently in the process of negotiating several such licenses and expect that we will also negotiate these types of licenses in the future. There can be no assurances that we will be able to negotiate such licenses on favorable terms, or at all.

    Our ability to gain access to technologies needed for new products and services depends in part on our ability to convince inventors that we can successfully commercialize their inventions. We cannot assure you that we will be able to continue to identify new technologies developed by others. Even if we are able to identify new technologies of interest, we may not be able to negotiate a license on favorable terms, or at all.

LOSS OF LICENSES COULD HURT OUR PERFORMANCE

    Some of our licenses do not run for the length of the underlying patent. We may not be able to renew our existing licenses on favorable terms, or at all. If we lose the rights to a patented technology, we may need to stop selling certain of our products or redesign our products or lose a competitive advantage. Potential competitors could in-license technologies that we fail to license and potentially erode our market share for certain products.

    Our licenses typically subject us to various commercialization, sublicensing, and other obligations. If we fail to comply with these requirements we could lose important rights under a license, such as the right to exclusivity in a certain market. In some cases, we could also lose all rights under a license. In addition, certain rights granted under the license could be lost for reasons out of our control. For example, the licensor could lose patent protection for a number of reasons, including invalidity of the licensed patent. We typically do not receive significant indemnification from a licensor against third-party claims of intellectual property infringement.

OUR MARKET SHARE DEPENDS ON NEW PRODUCT INTRODUCTIONS AND ACCEPTANCE

    The market for our products and services is only about fifteen years old. Rapid technological change and frequent new product introductions are typical for the market. For example, prepackaged kits to perform research in particular cell lines and already-isolated genetic material are only now coming into widespread use among researchers. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements. We believe successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and are reluctant to switch thereafter. To the extent we fail to introduce new and innovative products, we may lose market share to our competitors, which will be difficult or impossible to regain. An inability, for technological or other reasons, to successfully develop and introduce new products could reduce our growth rate or damage our business.

    We have made a substantial investment in developing the technology underlying Invitrogenomics products and services. The products portion of Invitrogenomics was launched commercially in 1998, and has not achieved significant revenues. We cannot be sure that Invitrogenomics will achieve any commercial success, or that revenues will equal or exceed the cost of our investment.

    In the past we have experienced, and are likely to experience in the future, delays in the development and introduction of products. We cannot assure you that we will keep pace with the rapid rate of change in life sciences research, or that our new products will adequately meet the requirements of the marketplace, or achieve market acceptance. Some of the factors affecting market acceptance of new products include:

    - Availability, quality, and price relative to competitive products;

    - Timing of product introduction relative to competitive products;

    - Scientists' opinion of the product's utility;

    - Citation of the product in published research; and

    - General trends in life sciences research.

    The expenses or losses associated with unsuccessful product development activities or lack of market acceptance of our new products could materially adversely affect our business, operating results and financial condition.

LOSS OF KEY PERSONNEL COULD HURT OUR BUSINESS

    Our products and services are highly technical in nature. In general only highly qualified and trained scientists have the necessary skills to develop and market our products and provide our services. We face intense competition for these professionals from our competitors and our customers, marketing partners and companies throughout our industry. Any failure on our part to hire, train, and retain a sufficient number of qualified professionals would seriously damage our business. We do not generally enter into employment agreements requiring these employees to continue in our employment for any period of time.

COMPETITION IN THE LIFE SCIENCES RESEARCH MARKET COULD REDUCE SALES

    The markets for our products are very competitive and price sensitive. Many other life science research product suppliers have greater financial, operational, sales and marketing resources, and more experience in research and development than we do. These and other companies may have developed or could in the future develop new technologies that compete with our products or even render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our kits and other products, our business, operating results, and financial condition could be materially adversely affected.

    The market for our electrophoresis products is also subject to specific competitive risks. This market is highly price competitive. Our competitors have competed in the past competed by lowering prices on certain products, and they may do so in the future. In certain cases, we may respond by lowering our prices which would reduce revenues and profits. Conversely, failure to anticipate and respond to price competition may hurt our market share.

    We believe that customers in our markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position will suffer.

DISTRIBUTORS MAY FORCE US TO USE MORE EXPENSIVE MARKETING AND DISTRIBUTION CHANNELS

    Certain of our customers have developed purchasing initiatives to reduce the number of vendors they purchase from in order to lower their supply costs. In some cases these customers have established agreements with large distributors, which include discounts and the distributors' direct involvement with the purchasing process. These activities may force us to supply the large distributors with our products at a discount to reach those customers. For similar reasons many larger customers, including the federal government, have requested and may in the future request special pricing arrangements including blanket purchase agreements. These agreements may limit our pricing flexibility, especially with respect to our electrophoresis products, which could adversely impact our business, financial condition, and results of operations. Currently we do not have the capability to accept and process orders through our website. Accordingly, we may implement sales through Internet vendors. Internet sales through third-parties may negatively impact our gross margins as the commission paid on Internet sales would be an additional cost not incurred through the use of non-Internet vendors.

WE RELY ON THIRD-PARTY MANUFACTURERS TO MANUFACTURE SOME OF OUR PRODUCTS AND COMPONENTS

    We rely on third-party manufacturers to supply many of our raw materials, product components, and in some cases, entire products. In particular, we purchase all of the cassettes used in our pre-cast electrophoresis gels from a single third-party manufacturer. Also, we recently contracted with an outside vendor for the production of our PowerEase instrument products. Manufacturing problems may occur with these and other outside sources. If such problems occur, there can be no assurance that we will be able to manufacture our products profitably or on time.

INTERNATIONAL UNREST OR FOREIGN CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT OUR RESULTS

    Including subsidiaries and distributors, our products are currently marketed in over 30 countries throughout the world. Our international revenues, which include revenues from our Dutch and Germany subsidiaries and export sales, represented 30% of our product revenues in 1999, 30% in 1998, and 26% in 1997. We expect that international revenues will continue to account for a significant percentage of our revenues for the foreseeable future, in part because we intend to expand our international operations.

    There are a number of risks arising from our international business, including:

    - General economic and political conditions in the markets in which we operate;

    - Potential increased costs associated with overlapping tax structures;

    - Potential trade restrictions and exchange controls;

    - More limited protection for intellectual property rights in some countries;

    - Difficulties and costs associated with staffing and managing foreign operations;

    - Uncertain effects of the movement in Europe to a unified currency;

    - Slower growth in the European market before the unified currency is fully adopted;

    - Unexpected changes in regulatory requirements;

    - The difficulties of compliance with a wide variety of foreign laws and regulations;

    - Longer accounts receivable cycles in certain foreign countries; and

    - Import and export licensing requirements.

    A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures, and the potential volatility of currency exchange rates. We engage in foreign exchange hedging transactions to manage our foreign currency exposure, but we cannot assure you that our strategies will adequately protect our operating results from the effects of exchange rate fluctuations.

    The Asia/Pacific region in the past has experienced unstable economic conditions and significant devaluation in its currencies. The economic situation in the region may result in slower payments of outstanding receivable balances. To date this region has not represented a significant portion of our revenues. However, to the extent the Asia/Pacific region becomes increasingly important, or to the extent factors affecting the region begin to affect other geographic locations, our business could be damaged.

INABILITY TO PROTECT OUR TECHNOLOGIES COULD AFFECT OUR ABILITY TO COMPETE

    Our success depends to a significant degree upon our ability to develop proprietary products and technologies. However, we cannot assure you that patents will be granted on any of our patent applications. We also cannot assure you that the scope of any of our issued patents will be sufficiently broad to offer meaningful protection. We only have patents issued in selected countries. Therefore, third-parties can make, use, and sell products covered by our patents in any country in which we do not have patent protection. In addition, our issued patents or patents we license could be successfully challenged, invalidated or circumvented so that our patent rights would not create an effective competitive barrier. We license the right to use our products to our customers under label licenses that are for research purposes only. These licenses could be contested and no assurances can be made that we would either be aware of an unauthorized use or be able to enforce the restrictions in a cost-effective manner.

PUBLICITY OF TRADE SECRETS COULD AID OUR COMPETITORS

    We attempt to protect our trade secrets by entering into confidentiality agreements with third-parties, employees, and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. If our trade secrets become known we may lose our competitive position.

INTELLECTUAL PROPERTY OR OTHER LITIGATION COULD HARM OUR BUSINESS

    Litigation regarding patents and other intellectual property rights is extensive in the biotechnology industry. We are aware that patents have been applied for and in some cases issued to others claiming technologies which are closely related to ours. As a result, and in part due to the ambiguities and evolving nature of intellectual property law, we periodically receive notices of potential infringement of patents held by others. Although we have to date successfully resolved these types of claims, we may not be able to do so in the future.

    In the event of an intellectual property dispute we may be forced to litigate. Such litigation could involve proceedings declared by the U.S. Patent and Trademark Office or the International Trade Commission, as well as proceedings brought by affected third-parties. Intellectual property litigation can be extremely expensive, and such expense, as well as the consequences should we not prevail, could seriously harm our business.

    If a third-party claimed an intellectual property right to technology we use, we might need to discontinue an important product or product line, alter our products and processes, pay license fees, or cease certain activities. Although under these circumstances we might attempt to obtain a license to such intellectual property, we may not be able to do so on favorable terms, or at all.

    In addition to intellectual property litigation, other substantial, complex or extended litigation could result in large expenditures by us and distraction of our management. For example, lawsuits by employees, stockholders, collaborators, or distributors could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon and we cannot assure you that we will always be able to resolve them out of court.

THE MARKET PRICE OF OUR STOCK AND THE CONVERTIBLE NOTES COULD BE VOLATILE, WHICH MAY IMPAIR YOUR INVESTMENT

    The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock and the convertible notes may fluctuate substantially due to a variety of factors, including:

    - Quarterly fluctuations in our operating and earnings per share results;

    - Technological innovations or new product introductions by us or our competitors;

    - Economic conditions;

    - Disputes concerning patents or proprietary rights;

    - Changes in earnings estimates by market research analysts;

    - Sales of common stock by existing holders;

    - Loss of key personnel; and

    - Securities class action or other litigation.

    The market price for our common stock and the convertible notes may also be affected by our ability to meet analyst's expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock and the convertible notes. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, results of operations and financial condition. See "Price Range of Common Stock."

WE MAY BE UNABLE TO REPAY OR REPURCHASE THE CONVERTIBLE NOTES UPON A CHANGE OF CONTROL

    There is no sinking fund with respect to the convertible notes, and the entire outstanding principal amount of the convertible notes will become due and payable at maturity. If we experience a change of control, as defined in the indenture for the convertible notes, you may require us to repurchase all or a portion of your convertible notes prior to maturity. See "Description of Convertible Notes-Repurchase at the Option of Holders." We may not have sufficient funds or be able to arrange for additional financing to repay the convertible notes at maturity or to repurchase convertible notes tendered to us following a change of control.

    Borrowing arrangements or agreements relating to other indebtedness to which we may become a party may contain restrictions on or prohibitions against our repurchase of the convertible notes. If we are prohibited from repurchasing the convertible notes under such financing arrangements and can not obtain the necessary waivers or refinance the applicable borrowings, we will be unable to repurchase the convertible notes. Our failure to repurchase any tendered convertible notes or convertible notes due upon maturity would constitute an event of default of the convertible notes.

OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS AND MAY DEPRESS OUR STOCK PRICE

    Certain provisions of our certificate of incorporation, by-laws, and Delaware law could be used by our incumbent management to make it substantially more difficult for a third-party to acquire control of Invitrogen. These provisions include the following:

    - We may issue preferred stock with rights senior to those of our common stock;

    - We have a classified Board of Directors;

    - Our by-laws prohibit action by written consent by stockholders; and

    - We require advance notice for nomination of directors and for stockholder proposals.

    The indenture for the convertible notes also contains provisions that could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire control of us. These provisions would require us to make an offer to purchase all of the convertible notes. Provisions such as these in our or our subsidiaries' indebtedness may decrease the likelihood that stockholders will receive a possibly substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interest. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock and the convertible notes. See "Description of Capital Stock-Delaware Anti-takeover Law and Certain Charter Provisions."

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE CONVERTIBLE NOTES

    While the outstanding convertible notes are eligible for trading in the PORTAL Market, the Private Offering, Resale, and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc., a screen-based automated market for trading securities for qualified institutional buyers, there is no public market for the convertible notes. The initial purchasers have informed us that they intend to make a market in the convertible notes, but they may cease their market-making activities at any time.

    We do not intend to apply for a listing of any of the convertible notes on any securities exchange. We do not know if an active public market will develop for the convertible notes or, if developed, will continue. If an active market is not developed or maintained, the market price and the liquidity of the convertible notes may be adversely affected.

    In addition, the liquidity and the market price of the convertible notes may be adversely affected by changes in the overall market for convertible securities and by changes in our financial performance or prospects, or in the prospects for companies in our industry. As a result, you cannot be sure that an active trading market will develop for these convertible notes.

ACCIDENTS RELATED TO HAZARDOUS MATERIALS COULD ADVERSELY AFFECT OUR BUSINESS

    Portions of our operations require the controlled use of hazardous and radioactive materials. Although we believe our safety procedures comply with the standards prescribed by federal, state, and local regulations, the risk of accidental contamination of property or injury to individuals from these materials cannot be completely eliminated. In the event of such an accident, we could be liable for any damages that result, which could seriously damage our business. Additionally, any accident could partially or completely shut down our research and manufacturing facilities and operations.

POTENTIAL PRODUCT LIABILITY CLAIMS COULD AFFECT OUR EARNINGS AND FINANCIAL CONDITION

    We face a potential risk of liability claims based on our products or services. We carry product liability insurance coverage which is limited in scope and amount but which we believe to be adequate. We cannot assure you, however, that we will be able to maintain this insurance at reasonable cost and on reasonable terms. We also cannot assure you that this insurance will be adequate to protect us against a product liability claim, should one arise.

FUTURE SALES OF CURRENTLY OUTSTANDING SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE

    The market price of our common stock could drop as a result of sales of a large number of shares in the market in the future or in response to the perception that such sales could occur. As of March 31, 2000, we had outstanding 23,297,420 shares of common stock. Of these shares, approximately 14,081,145 are registered and freely tradable. All of the remaining approximately 9,216,275 shares are unregistered but may be sold in accordance with Rule 144 and Rule 701 of the Securities Act of 1933, as amended. Approximately 4,365,423 registered and unregistered shares are subject to 90-day lock-up agreements which expire on May 30, 2000, subject to certain exceptions. After expiration of the lock-up period, all of such shares will be eligible for immediate sale, in certain instances subject to the volume limitations of Rule 144. Donaldson, Lufkin & Jenrette can release shares from one or more of the lock-up agreements without our approval. Holders of 3,653,001 shares of common stock have the right to request that we register their shares for sale in the public market.

CONTROL OF INVITROGEN BY EXECUTIVE OFFICERS AND DIRECTORS MAY IMPEDE CHANGES TO INVITROGEN OR ITS POTENTIAL SALE

    As of March 31, 2000, the President of our Research Genetics subsidiary and his family, our executive officers and directors collectively beneficially owned approximately 35.1% of our outstanding common stock. These officers and directors may therefore be able to exercise effective control of Invitrogen. Such a concentration of ownership may have the effect of delaying or preventing transactions resulting in a change of control of Invitrogen, including transactions where stockholders might otherwise receive a premium for their shares over current market prices. See "Principal Stockholders."

ABSENCE OF DIVIDENDS COULD REDUCE OUR ATTRACTIVENESS TO INVESTORS

    Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy."

                           FORWARD-LOOKING STATEMENTS

    Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," "outlook" and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from the results expressed in the statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Among the key factors that have a direct impact on our results of operations are:

    - The risks and other factors described under the caption "Risk Factors" in this prospectus;

    - General economic and business conditions;

    - Industry trends;

    - Our assumptions about customer acceptance, overall market penetration and competition from providers of alternative products and services;

    - Our actual funding requirements; and

    - Availability, terms and deployment of capital.

    Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                USE OF PROCEEDS

    Invitrogen will not receive any proceeds from the sale by the selling securityholder of the notes or the shares of common stock immediately on conversion of the notes.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock and do not anticipate paying such cash dividends in the foreseeable future. We currently anticipate that we will retain all of our future earnings for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operation, financial condition and other factors as the Board of Directors, in its discretion, deems relevant.

                          PRICE RANGE OF COMMON STOCK

    Our common stock is traded on the Nasdaq National Market under the symbol "IVGN." Public trading of our stock began on February 26, 1999. The following table shows the high and low sales prices per share of our stock for each period shown since our stock began publicly trading.

                                                                HIGH       LOW
                                                              --------   --------
YEAR ENDED DECEMBER 31, 1999:
First quarter (beginning February 26).......................   $15.50     $12.00
Second quarter..............................................    26.00      12.88
Third quarter...............................................    35.13      23.38
Fourth quarter..............................................    67.38      23.25
YEAR ENDED DECEMBER 31, 2000:
First quarter...............................................    99.50      43.63
Second quarter (through May 25, 2000).......................    73.00      36.00

    On May 25, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $44.31. As of May 25, 2000, there were 23,441,466 shares of common stock outstanding and approximately 354 stockholders of record of our common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for our company and our subsidiaries for each of the periods indicated. We calculated the ratio of earnings to fixed charges by dividing earnings by total fixed charges. Earnings consist of pretax income plus fixed charges. Fixed charges consist of interest expense on all indebtedness and amortization of debt expense.


                                                                                                      THREE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                     MARCH 31,
                                               ----------------------------------------------------   ------------------
                                                 1995       1996       1997       1998       1999            2000
                                               --------   --------   --------   --------   --------          ----
Ratio of earnings to fixed charges...........    11.2       8.7        8.5        10.3       17.0            1.6

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We develop, manufacture, and market research tools in kit form and provide other research products and services to corporate, academic, and government entities. Our research kits simplify and improve gene cloning, gene expression, and gene analysis techniques as well as other molecular biology activities. Substantially all of our revenue to date has come from the sale of these research kits and related products used by a variety of scientific researchers to conduct gene cloning, expression, and analysis experiments. Our research kits are sold primarily in the United States, Europe, and Japan. Our products are used for research purposes and their use is not regulated by the United States Food and Drug Administration or by any comparable international organization.

    We manufacture the majority of our research kits and other products in our manufacturing facilities in Carlsbad and San Diego, California and Huntsville, Alabama. In addition, we purchase products from third-party manufacturers. We also have a manufacturing facility in Heidelberg, Germany for formulating and packaging fine chemicals.

    The majority of our sales activities are conducted through a dedicated direct sales organization located in the United States and Europe. We also conduct marketing and distribution activities at our facilities in the United States and at a facility we own in the Netherlands. A small proportion of our sales are to international distributors who resell Invitrogen kits to researchers. These distributors are located in selected territories in Europe, as well as in Japan and other territories in Asia. We may choose in the future to establish a direct sales organization in these and additional territories.

    We conduct research activities in the United States and business development activities in the United States and Europe. As part of these activities we actively seek to license intellectual property from academic, government, and commercial institutions relating to gene cloning, expression, and analysis technologies. To date, we have obtained over 95 licenses, which provide us with access to over 200 patents covering gene cloning, expression and analysis materials and techniques.

    In June 1998, we began using our high-throughput cloning and expression technologies, which we market under the name Invitrogenomics. We are using this technology to rapidly clone and patent full-length genes which we are licensing and selling. In addition, we use our Invitrogenomics technology to provide gene cloning and expression services on a contract basis to pharmaceutical, biotechnology, and agricultural companies. Invitrogenomics products and services have generated limited revenues to date.

    Our revenues have increased significantly since our inception and from 1995 to 1999 we have experienced compound annual revenue growth of 29%. The increase in our revenues has been due to several factors, including the continued growth of the market for gene identification, cloning, expression, and analysis kits and products; increasing market acceptance of these kits and products; our introduction of new research kits and products for gene identification, cloning, expression, and analysis; and the expansion of our direct sales and marketing efforts. We plan to continue to introduce new research kits, as we believe continued new product development and rapid product introduction is a critical competitive factor in the market for molecular biology research kits. In order to support increased levels of sales and to augment our long-term competitive position, we anticipate that we will continue to increase expenditures in sales and marketing, manufacturing and research and development.

    We currently manufacture products for inventory and ship products shortly after the receipt of orders, and anticipate that we will do so in the future. Accordingly, we have not developed a significant backlog and do not anticipate we will develop a material backlog in the future.

    We have acquired a significant number of patent rights from third-parties as part of our business activities. These patent rights are used as a basis for the development of our research kits and Invitrogenomics technologies. In the past, we have paid royalties to such third-parties royalties relating to sales of some of our research kits and selected services. Royalty expense is recognized as a cost of revenue as the related royalties are incurred.

    We anticipate that our results of operations may fluctuate from quarter to quarter and will be difficult to predict. The timing and degree of fluctuation will depend upon several factors, including:

    - Changes in customer research budgets which are influenced by the timing of their research and commercialization efforts and their receipt of government grants;

    - Competitive product introductions;

    - Our ability to successfully introduce or transition the market to new products;

    - Market acceptance of existing or new products;

    - Our ability to manufacture our products efficiently;

    - Our ability to control or adjust research and development, marketing, sales and general and administrative expenses in response to changes in revenues; and

    - Currency rate fluctuations.

    In addition, our results of operations could be affected by the timing of orders from distributors and the mix of sales among distributors and our direct sales force. Although we have experienced growth in recent years, there can be no assurance that, in the future, we will sustain revenue growth or remain profitable on a quarterly or annual basis or that our growth will be consistent with predictions made by securities analysts.

RESULTS OF OPERATIONS

    Three Months Ended March 31, 2000 and 1999

    REVENUES.  Revenues for the three months ended March 31 increased
$5.7 million, or 26%, from $21.6 million in 1999 to $27.3 million for 2000. For these same periods, revenues in North America increased $5.2 million, or 31%, from $16.5 million to $21.7 million, and revenues outside of North America increased $.5 million, or 10%, from $5.1 million to $5.6 million. The overall increase in revenue was primarily attributable to continued market growth and increased market penetration for DNA microarrays, sequence-verified gene clones and gene cloning, expression and analysis kits. European revenues, when reported in U.S. Dollars, were adversely affected by changes in currency rates. The change in currency rates accounted for a decrease in U.S. Dollar denominated revenues of $.8 million, or 4%. European revenues also reflect a $.3 million decline in sales of the fine chemicals product line acquired with the NOVEX merger last year. The fine chemicals product line is a slow-to no-growth business. Holding currency conversion rates constant with those in 1999 and excluding revenues from the fine chemicals product line, European revenues increased 38% and worldwide revenues increased 30%.

    We expect that future revenues will be affected by new product introductions, competitive conditions, customer research budgets, and the rate of expansion of our customer base.

    GROSS MARGIN. Our gross margin for the three months ended March 31 increased from $13.5 million in 1999 to $18.2 million in 2000. Gross margin as a percentage of revenues increased from 62.5% to 66.7% for these periods. Gross margin improvements during the period were primarily a result of increased sales of our higher margin gene cloning and expression kits, DNA microarrays and sequence-verified gene clones.

    We believe that gross margin for future periods could be affected by sale volumes, competitive conditions, royalty payments on licensed technologies and foreign exchange factors. The functional currency of our Netherlands subsidiary, Invitrogen B.V., is the Netherlands Guilder (NLG) and for our German subsidiaries, NOVEX GmbH and Serva GmbH, is the Deutsche Mark. The translation from NLG and the Deutsche Mark to the U.S. Dollar for revenue and expenses is based on the average exchange rate during the period; large increases or decreases in the spread between currencies have affected and may continue to affect gross margin and reported income. All three European subsidiaries conduct their European business in the currencies of their significant customers. Exchange gains or losses arising from transactions denominated in these currencies are recorded using the actual exchange differences on the date of the transaction. Large increases or decreases in these currency fluctuations could also impact gross margin and reported profits.

    SALES AND MARKETING. Sales and marketing expenses for the three months ended March 31 increased 20% from $4.0 million in 1999 to $4.8 million in 2000. As a percentage of revenues, sales and marketing expenses decreased from 18.5% to 17.5% for these periods as our revenue growth continued to outpace spending on sales and marketing.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the three months ended March 31 increased 18% from $3.0 million in 1999 to $3.6 million in 2000. As a percentage of revenues, general and administrative expenses decreased from 14.1% to 13.2% for these periods. The absolute increase resulted from the continued expansion of administrative resources to support our growth and the completion of our first full year as a public company. The decline as a percentage of revenues occurred as a fixed portion of our general and administrative expenses was spread over a larger revenue base.

    RESEARCH AND DEVELOPMENT. Research and development expenses for the three months ended March 31 remained relatively flat at $3.5 million for both 1999 and 2000. As a percentage of revenues, research and development expenses decreased from 16.0% in 1999 to 12.9% in 2000 as our revenue growth continues to exceed our spending for research and development.

    OTHER INCOME (EXPENSE). Other income and expense, net, for the three months ended March 31 increased $0.8 million, from zero in 1999, to net other income of $.8 million in 2000. This increase resulted mainly from higher interest income earned on larger average balances of cash and cash equivalents during the period, partially offset by interest expense on higher debt balances.

    PROVISION FOR INCOME TAXES. The provision for income taxes for the three months ended March 31, 2000 was higher than our pre-tax income due to certain merger related costs incurred in February 2000 that are not deductible for tax purposes. Excluding the impact of the merger related costs, net of tax, our effective tax rate increased from 33.1% for all of 1999 to 36.7% for 2000. Higher taxable income in 2000 lessens the impact of our tax credits which effectively increases our rate. We have also reinvested our holdings in tax-deductible investments in fully taxable investments due to our net operating loss carryforward for tax purposes, which also increases our effective rate. Years Ended December 31, 1999 and 1998

    REVENUES. Revenues for the year ended December 31 increased $22.3 million, or 32%, from $70.6 million in 1998 to $92.9 million for 1999. For these same periods, revenues in North America increased $15.2 million, or 31%, from $49.5 million to $64.7 million, and revenues outside of North America increased $7.1 million, or 34%, from $21.1 million to $28.2 million. The overall increase in revenue was primarily attributable to continued market growth and penetration for gene identification, cloning, expression and analysis kits and products. While our European revenue increase was positively impacted by an additional five months of revenues from our Serva fine chemicals product line, acquired in May 1998, currency rates adversely affected revenues denominated in U.S. Dollars by $1.8 million, a

2.6% decline in revenues. Holding currency conversion rates constant with those in 1998 and excluding the Serva product line revenues, European revenues increased 43%.

    We expect that future revenues will be affected by new product introductions, competitive conditions, customer research budgets, the rate of expansion of our customer base and foreign currency conversion rates.

    GROSS MARGIN. Our gross margin increased from $44.1 million in 1998 to $60.0 million in 1999. Gross margin as a percentage of revenues increased from 63% to 65% for these periods. Gross margin improvements during the period were primarily a result of absorbing certain manufacturing labor and overhead costs over an increased revenue base in addition to general price increases, higher grant revenue, lower shipping costs and decreased royalty expenses.

    We believe that gross margin for future periods could be affected by sale volumes, competitive conditions, royalty payments on licensed technologies and foreign exchange factors. The functional currency of our Dutch subsidiary, Invitrogen B.V., is the Netherlands Guilder (NLG) and for our German subsidiaries, NOVEX GmbH and Serva GmbH, is the Deutsche Mark. The translation from NLG and the Deutsche Mark to the U.S. Dollar for revenue and expenses is based on the average exchange rate during the period; large increases or decreases in the spread between currencies have affected and may continue to affect gross margin and reported income. All three European subsidiaries conduct their European business in the currencies of their significant customers. Exchange gains or losses arising from transactions denominated in these currencies are recorded using the actual exchange differences on the date of the transaction. Large increases or decreases in these currency fluctuations could also impact gross margin and reported profits.

    SALES AND MARKETING. Sales and marketing expenses increased 23% from $13.2 million in 1998 to $16.2 million in 1999. As a percentage of revenues, sales and marketing expenses decreased from 19% to 18% for these periods as our revenue growth continued to outpace spending on sales and marketing.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 10% from $11.1 million in 1998 to $12.1 million in 1999. As a percentage of revenues, general and administrative expenses decreased from 16% to 13% for these periods. The absolute increase resulted from the continued expansion of administrative resources to support our growth and requirements as a newly public company. The decline as a percentage of revenues occurred as a fixed portion of our general and administrative expenses was spread over a larger revenue base.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 31% from $11.2 million in 1998 to $14.7 million in 1999. As a percentage of revenues, research and development expenses remained the same at 16% for both 1998 and 1999. The absolute increase resulted from increased costs associated with the expansion of research and business development competencies in our core gene identification, cloning, expression and analysis business.

    OTHER INCOME (EXPENSE).  Other income and expense, net, increased
$1.5 million, from net other expense of $0.2 million in 1998, to net other income of $1.3 million in 1999. This increase resulted mainly from higher interest income earned on larger average balances of cash and cash equivalents during the period.

    PROVISION FOR INCOME TAXES. Our effective tax rate decreased from 35.1% in 1998 to 34.5% for 1999. The decrease in our effective tax rate resulted from tax deductible interest earned on investments during 1999 offset by certain merger related costs incurred in August 1999 that are not deductible for tax purposes. Years Ended December 31, 1998 and 1997

    REVENUES. Revenue increased $15.2 million, or 28%, from $55.3 million in 1997 to $70.6 million in 1998. For these same periods, revenues in North America increased $8.3 million, or 20%, from

$41.3 million to $49.6 million, and revenue outside North America increased $6.9 million, or 49%, from $14.2 million to $21.1 million. The acquisition of the Serva product line in 1998 accounted for $2.8 million of the increase in revenues for 1998. Excluding the Serva product line revenues in 1998, revenue growth outside North America was $4.1 million, or 29%. The overall increase in revenue was primarily attributable to continued market growth and increased market penetration of DNA microarrays, gene cloning, expression and analysis kits and related product lines.

    GROSS MARGIN. Our gross margin increased from $32.6 million in 1997 to $44.1 million in 1998. Gross margin as a percentage of revenues increased from 59% to 63% for these periods. Gross margin improvements during the period were primarily a result of absorbing certain manufacturing labor and overhead costs over an increased revenue base. These improvements were offset slightly by a low gross margin on Serva product revenues which was 36% in 1998 and one-time charges to cost of goods sold for process and design changes in the manufacturing of electrophoresis products in 1998. Foreign currency fluctuations had a negligible impact during both periods.

    SALES AND MARKETING. Sales and marketing expenses increased 33% from $9.9 million in 1997 to $13.2 million in 1998. As a percentage of revenues, sales and marketing expenses increased from 18% to 19% for these periods. These increases resulted from the growth of our field sales force in North America and Europe and the addition of expenses related to the Serva product line.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 16% from $9.6 million in 1997 to $11.1 million in 1998. As a percentage of revenues, general and administrative expenses decreased from 17% to 16% for these periods. The absolute increase resulted from the continued expansion of administrative resources to support our growth and the addition of expenses related to the Serva product line. The decline as a percentage of revenues occurred as a fixed portion of our general and administrative expenses was spread over a larger revenue base.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 48% from $7.5 million in 1997 to $11.2 million in 1998. As a percentage of revenues, research and development expenses increased from 14% to 16% for these periods. The increases resulted primarily from the development of our high-throughput gene cloning and expression technology and greater personnel and research supplies expense as we continue to expand our gene identification, cloning, expression, analysis and related products.

    OTHER INCOME (EXPENSE). Other expense, net, decreased $0.1 million, from $0.3 million in 1997, to $0.2 million in 1998. This decrease in net expense resulted from higher interest income earned on larger average balances of cash and cash equivalents during the period offset by higher interest expense and lower net gains on foreign currency transactions.

    PROVISION FOR INCOME TAXES. Our effective tax rate remained the same at 35.1% for 1998 and 1997.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash from operating activities generated $3.3 million during the first quarter of 2000. Net cash generated from financing activities totaled
$162.4 million and reflects $167.0 million in net proceeds from the issuance of convertible subordinated debt, $5.5 million in net proceeds from stock issued under employee stock plans, reduced by $9.4 million that was used to pay off debt acquired in the Research Genetics merger. Capital expenditures and payments for intangible assets during the first quarter of 2000 totaled $2.4 million and $0.1 million, respectively.

    During the first quarter of 2000 we recorded a current deferred tax asset of $12.1 million representing amounts deductible for income tax purposes for non-qualified stock option exercises and disqualifying dispositions of our common stock by employees during the quarter. This benefit is reflected as additional paid-in capital in the March 31, 2000 balance sheet.

    In February 2000 we completed our merger with Research Genetics. As consideration for the merger, we issued 3,200,000 shares of our common stock for all of the outstanding common stock of Research Genetics. Costs incurred as a result of the merger and related integration are expected to be $6.4 million, which includes $2.4 million paid by a Research Genetics shareholder, and are subject to change. These costs were expensed in February 2000, after the merger was completed.

    In March 2000 we issued $172,500,000 in 5(1)/(2)% Convertible Subordinated Notes due 2007. The notes were priced on February 24, 2000 at 100% of their principal amount and are convertible into 2,024,648 shares of Invitrogen's common stock. Interest is payable semiannually on March 1 and September 1. The convertible notes may be redeemed, in whole or in part, at our option on or after March 1, 2003.

    As of March 31, 2000 we had cash and cash equivalents totaling
$265.4 million and working capital of $296.6 million. Our funds are currently invested in U.S. Treasury and government agency obligations, tax exempt and taxable municipal bonds, commercial paper and dividend-bearing securities. Due to our sufficient cash balances we terminated our $3.0 million bank line of credit facility and the $1.2 million line of credit facility that we acquired in the NOVEX merger. In February we assumed Research Genetics' bank line of credit facility totaling $1.5 million. In March 2000 we fully paid the outstanding balance on this line and terminated the facility.

    We expect that our cash and cash equivalents, and cash provided by operations will be sufficient to fund our operations for at least two years. Our future capital requirements and the adequacy of our available funds will depend on many factors, including scientific progress in our research and development programs, the magnitude of those programs, our ability to establish collaborative and licensing arrangements, the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments and future business acquisitions.

CURRENCY HEDGING AND FOREIGN CURRENCY TRANSLATION

    We conduct business transactions with our subsidiaries in the Netherlands and with our foreign distributors, including those in Asia, in U.S. Dollars. Transactions with our German subsidiary, NOVEX GmbH, are denominated in Deutsche Marks. We have not taken any action to reduce our exposure to changes in foreign currency exchange rates, such as options or futures contracts with respect to transactions with our subsidiaries or transactions with our foreign customers. However, in the normal course of business, Invitrogen B.V. from time to time purchases exchange-traded put options on U.S. Dollars and U.K. Pounds Sterling to mitigate foreign currency exposure. At March 31, 2000 outstanding options totaled $2.1 million and mature on various dates through December 2000.

    NLG is the functional currency for Invitrogen B.V. and the Deutsche Mark is the functional currency for NOVEX GmbH and Serva GmbH. The translation from NLG and the Deutsche Mark to the U.S. Dollar for balance sheet accounts is done using the current exchange rate in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The effects of translation are recorded as a separate component of stockholders' equity. Invitrogen B.V., NOVEX GmbH and Serva GmbH conduct their business with significant customers in their local European currencies; exchange gains and losses arising from these transactions are recorded using the actual exchange differences on the date of the transaction and are included in the Consolidated Statements of Income in the respective period incurred.

ISSUES RELATED TO THE EUROPEAN MONETARY CONVERSION

    On January 1, 1999, certain member states of the European Economic Community
(EEC), including the Netherlands, fixed their respective currencies to a new currency, the Euro. On that day, the Euro became a functional legal currency within these countries. During the three years beginning on January 1, 1999, business in these EEC member states will be conducted in both the Euro and the existing national currency, such as the NLG, French Franc or Deutsche Mark. Businesses will be required to complete transition to the Euro and begin reporting and conducting their transactions in the Euro by January 1, 2002. On July 1, 2002 the existing national currencies will be withdrawn and will no longer be considered legal tender.

    Companies operating in or conducting business in EEC member states will need to ensure that their financial and other software systems are capable of processing transactions and properly handling the existing currencies, as well as the Euro. We have tested our internal systems and are able to process orders and invoices in the Euro as well as the local currency for the members of the monetary union. To date we have spent immaterial amounts to comply with these statutory requirements. These assessments have not been independently verified. However, we have not determined the costs related to any problems that may arise in the future due to the inability of any of our customers or vendors to comply with the statutory requirements. Any such problems may materially adversely affect our business, operating results and financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are subject to interest rate risk. Our investment portfolio is maintained in accordance with our investment policy which defines allowable investments, specifies credit quality standards and limits the credit exposure of any single issuer. We do not utilize any form of interest rate swap agreements to manage our exposure to fluctuations in earnings due to changes in interest rates. At March 31, 2000, cash and cash equivalents are invested primarily in securities with maturities of less than 90 days. Since the fair value of our cash and cash equivalents approximated carrying value due to the short-term nature of the investments, any increase in interest rates would not have had a material impact on the ending fair value of our cash equivalents. We would, however, be at risk for lower earnings should interest rates decline unexpectedly.

    See also the discussion under "Currency Hedging and Foreign Currency Translation" for additional quantitative and qualitative disclosures about market risk.

                        DESCRIPTION OF CONVERTIBLE NOTES

GENERAL

    We issued the convertible notes under an indenture, dated as of March 1, 2000, between us and State Street Bank and Trust Company of California, N.A. as trustee. The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture and registration rights agreement because they, and not this description, define your rights as holders of these convertible notes. Copies of the indenture and the registration rights agreement are available to you upon request.

    You can find the definitions of certain terms used in this description under the subheading "Definitions." In this section of the Prospectus entitled "Description of Convertible Notes" when we refer to Invitrogen or Invitrogen Corporation, or "we," "our," or "us," we are referring only to Invitrogen Corporation and not any of its subsidiaries.

    The convertible notes are unsecured obligations, subordinated in right of payment to all our existing and future senior debt as described under "-Subordination of Convertible Notes" and convertible into our common stock as described under "-Conversion." The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of senior debt or issuance or repurchase of our securities. The indenture contains no covenants or other provisions to afford protection to holders of the convertible notes in the event of a highly leveraged transaction by us except to the extent described under "-Repurchase at the Option of Holders." The convertible notes are not guaranteed by any of our subsidiaries.

    We conduct a significant amount of our operations through our subsidiaries. To the extent that we need the cash flow of our subsidiaries to meet some of our obligations, including our obligations under the convertible notes, the convertible notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the cash flow and assets of those subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

    The convertible notes have a maximum aggregate principal amount of $172,500,000 and mature on March 1, 2007. Interest on the convertible notes accrues at a rate of 5 1/2% per annum from the date of original issuance, payable semiannually on March 1 and September 1, commencing on September 1, 2000. We will make each interest payment to the holders of record of the convertible notes on the immediately preceding February 15 and August 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    The convertible notes are payable both as to principal and interest on presentation of the convertible notes if in certificated form at the offices or agencies we maintain for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the convertible notes at their respective addresses set forth in the register of holders of convertible notes or, if a holder who holds an aggregate principal amount of at least $5.0 million of convertible notes so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to us and the trustee. Until otherwise designated by us, our office or agency in New York will be the offices of the trustee maintained for such purpose. The convertible notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

CONVERSION

    The holders of the notes are entitled at any time on or after March 1, 2000 and before the close of business on the date of maturity of the notes, subject to prior redemption or repurchase pursuant to the change in control provisions, to convert the notes, or portions thereof (if the portions are $1,000 or whole multiples thereof) into 11.737 shares of common stock per $1,000 of principal amount of notes, which we refer to as the conversion rate. The conversion rate is subject to adjustment upon the occurrence of an "adjustment event" as discussed below. Upon conversion, you will not be entitled to any payment or adjustment on account of accrued and unpaid interest or accrued original issue discount on the notes. Our delivery to you of the fixed number of shares of common stock into which the note is then convertible (together with any cash payment in lieu of any fractional share of common stock) will be deemed to satisfy our obligation to pay the principal amount of the note, including the accrued and unpaid interest and the accrued original issue discount on the note attributable to the period from the first date of issuance of the relevant notes to the date of surrender for conversion. Thus, the accrued and unpaid interest and accrued original issue discount are deemed to be paid in full rather than canceled, extinguished or forfeited.

    If you surrender notes for conversion during the period after any interest record date and prior to the corresponding interest payment date, you must pay us the interest payable on those notes, unless they have been called for redemption on a redemption date within the period or on the interest payment date. You may not convert notes called for redemption after the close of business on the business day preceding the date fixed for redemption unless we default in payment of the redemption price. We will not issue fractional shares of common stock on conversion. Rather, we will pay the converting holder in cash an amount equal to the fair market value of the fractional interest, unless payment in cash is prohibited by our indebtedness, in which case we will issue fractional shares.

    With respect to any notes that are "restricted securities" on the conversion date, the shares of common stock distributed upon conversion will be treated as "restricted securities" and will bear a legend to that effect. You will not be able to transfer these shares except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. All such shares will be issued in physical certificated form and will not be eligible for receipt in global form through the facilities of the Depository Trust Company, or "DTC." With respect to notes that are no longer "restricted securities" on a conversion date, either as a result of a resale of the notes pursuant to the shelf registration statement or otherwise, all shares of common stock distributed upon conversion will be freely transferable without restriction under the Securities Act, other than by our affiliates, and those shares will be eligible for receipt in global form through the facilities DTC.

    The conversion price is subject to adjustment upon the occurrence of certain events, including:

    - The issuance of shares of common stock as a dividend or distribution on the common stock;

    - The subdivision or combination of the outstanding common stock;

    - The issuance to substantially all holders of common stock of rights or warrants to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share less than the then current market price per share, as defined;

    - The distribution of shares of our capital stock (other than common stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described below) to all holders of common stock;

    - The distribution, by dividend or otherwise, of cash to all holders of common stock in an aggregate amount that, together with the aggregate of
      (i) any other distributions of cash that did not trigger a conversion price adjustment to all holders of our common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and (ii) all excess payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 15% of the product (a) of the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times (b) the number of shares of common stock outstanding on such date;

    - Payment of an excess payment in respect of a tender offer or other negotiated transaction by us or any of our subsidiaries for common stock, if the aggregate amount of such excess payment, together with the aggregate amount of cash distributions made within the preceding
      12 months not triggering a conversion price adjustment and all excess payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 15% of the product of the current market price per share on the expiration of the tender offer or the consummation of the other negotiated transaction, as the case may be, times the number of shares of common stock outstanding on that date; and

    - The distribution to substantially all holders of common stock of rights or warrants to subscribe for securities (other than those referred to above). In the event of a distribution to substantially all holders of common stock of rights to subscribe for additional shares of our capital stock (other than those referred to above), we may, instead of making any adjustment in the conversion price, make proper provision so that each holder of a convertible note who converts the convertible note after the record date for the distribution and prior to the expiration or redemption of the rights will be entitled to receive upon that conversion, in addition to shares of common stock, an appropriate number of rights.

    The conversion price will be adjusted until cumulative adjustments amount to one percent or more of the conversion price as last adjusted.

    If we reclassify or change our outstanding common stock, or consolidate with or merge into or transfer or lease all or substantially all of our assets to any person, or we are a party to a merger that reclassifies or changes our outstanding common stock, the convertible notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the convertible notes would have owned immediately after the transaction if the holders had converted the convertible notes immediately before the effective date of the transaction.

    The indenture also provides that if rights, warrants or options expire unexercised, the conversion price shall be readjusted to take into account the actual number of warrants, rights or options which were exercised.

    In the indenture, the "current market price" per share of common stock on any date is deemed to be the average of the daily market prices for the shorter of (1) 10 consecutive business days ending on the last full trading day on the exchange or market referred to in determining the daily market prices prior to the time of determination (as defined in the indenture) or (2) the period commencing on the date next succeeding the first public announcement of the issuance of rights or warrants or distribution through the last full trading day prior to the time of determination.

    We will be permitted to make such reductions in the conversion price as we, in our discretion, determine to be advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by us to our stockholders will not be taxable to the recipients.

SUBORDINATION OF CONVERTIBLE NOTES

    The convertible notes will be subordinate in right of payment to all of our existing and future senior debt. The indenture does not restrict the amount of senior debt or other indebtedness that we or any of our subsidiaries can incur. As of March 31, 2000, our subsidiaries had outstanding long-term debt (including both the current and long-term portion) of approximately $2.6 million and also had $4.7 million of other liabilities, all of which would have been structurally senior to the convertible notes. After this offering, we will not have any debt outstanding other than Indebtedness of our subsidiaries, trade debt and the indebtedness represented by the convertible notes.

    The payment of the principal of, interest on or any other amounts due on the convertible notes is subordinated in right of payment to the prior payment in full of all of our existing and future senior debt. No payment on account of principal of, redemption of, interest on or any other amounts due on the convertible notes, including, without limitation, any payments on the change of control offer, and no redemption, purchase or other acquisition of the convertible notes may be made unless (1) full payment of amounts then due on all senior debt have been made or duly provided for pursuant to the terms of the instrument governing that senior debt, and (2) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there does not exist under any senior debt or any agreement under which any senior debt has been issued, any default that has not been cured or waived and that has resulted in the full amount of the senior debt being declared due and payable. In addition, the indenture provides that if any of the holders of any issue of senior debt notify us and the trustee that a default has occurred giving the holders of the senior debt the right to accelerate the maturity of the convertible notes, a payment blockage notice, no payment on account of principal, redemption, interest, special interest, if any, or any other amounts due on the convertible notes and no purchase, redemption or other acquisition of the convertible notes will be made for the period, the payment blockage period, commencing on the date notice is received and ending on the earlier of: (A) the date on which the default was cured or waived, or
(B) 180 days from the date notice is received. Only one payment blockage notice with respect to the same event of default or any other events of default existing or continuing at the time of notice on the same issue of senior debt may be given during any period of 360 consecutive days unless the event of default or other events of default have been cured or waived for a period of not less than 90 consecutive days. No new payment blockage period may be commenced by the holders of senior debt during any period of 360 consecutive days unless all events of default which were the object of the preceding payment blockage notice, and any other event of default existing or continuing at the time of such notice, have been cured or waived.

    Upon any distribution of our assets in connection with any dissolution, winding-up, liquidation or reorganization of us or acceleration of the principal amount due on the convertible notes because of any event of default, we must pay all senior debt in full before the holders of the convertible notes are entitled to any payments whatsoever.

    As a result of these subordination provisions, in the event of our insolvency, holders of the convertible notes may recover ratably less than our general creditors.

    If the payment of the convertible notes is accelerated because of an event of default, we or the trustee shall promptly notify the holders of senior debt or the trustee(s) for the senior debt of the acceleration. We may not pay the convertible notes until five days after the holders or trustee(s) of senior debt receive notice of the acceleration and, after which we may pay the convertible notes only if the subordination provisions of the indenture otherwise permit payment at that time.

    If the trustee or any holder of convertible notes receives any payment or distribution of our assets of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the convertible notes before all senior debt is paid in full, then the payment or distribution will be held by the recipient in trust for the benefit of holders of senior debt, and will be immediately paid over or delivered to the holders of senior debt or their representative or representatives to the extent necessary to make payment in full of all senior debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of senior debt.

    The convertible notes are our exclusive obligations. Since a significant amount of our operations are conducted through our subsidiaries, our cash flow and our consequent ability to service debt, including the convertible notes, will depend in part upon the earnings of our subsidiaries and the distribution of those earnings to, or under loans or other payments of funds by those subsidiaries to, us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, will depend upon the earnings of those subsidiaries and are subject to various business considerations.

    Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the convertible notes to participate in those assets) is effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

    The indenture does not limit the amount of additional indebtedness, including Senior Debt, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness and other liabilities which any subsidiary can create, incur, assume or guarantee.

OPTIONAL REDEMPTION

    The convertible notes are not entitled to any sinking fund. At any time on or after March 1, 2003, we may redeem any portion of the convertible notes, in whole or in part, on at least 30 days but no more than 60 days' notice at the following prices (expressed as a percentage of the principal amount), together with accrued and unpaid interest to, but excluding, the redemption date.

    If redeemed during the period beginning March 1, 2003 and ending on February 29, 2004 at a redemption price of 103.143%, and if redeemed during the 12-month period beginning March 1:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2004........................................................   102.357%
2005........................................................   101.571%
2006........................................................   100.786%
2007........................................................   100.000%

    If we redeem less than all of the outstanding convertible notes, the trustee will select the convertible notes to be redeemed in multiples of $1,000 by lot, pro rata or any other method the trustee considers fair and appropriate. If a portion of your convertible notes is selected for partial redemption and you convert a portion of the convertible notes, the portion selected for redemption will be converted. We may not give notice of any redemption if we have defaulted in payment of interest and the default is continuing.

MANDATORY REDEMPTION AND REPURCHASE

    We are not required to make mandatory redemption or sinking fund payments with respect to the convertible notes. We are required to make a Change of Control Offer with respect to a repurchase of the convertible notes under the circumstances described under the caption "Repurchase at the Option of Holders."

REPURCHASE AT THE OPTION OF HOLDERS

    If a change of control occurs, each holder of convertible notes will have the right to require us to repurchase all or any part of the holder's convertible notes equal to $1,000 or an integral multiple of $1,000, pursuant to the change of control offer at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, as of the date of purchase. We refer to this payment as the change of control payment. Within 25 days following any change of control, we will mail a notice to each holder, stating:

    - That the change of control offer is being made under the covenant entitled "change of control" and that all convertible notes tendered will be accepted for payment;

    - The purchase price and the purchase date, which will be no earlier than 30 days nor later than 45 days from the date the notice is mailed. This date is referred to as the change of control payment date;

    - That interest will continue to accrue on any convertible notes not tendered, as provided in the convertible notes;

    - That, unless we default in the payment of the change of control payment, with respect to all convertible notes accepted for payment under the change of control offer, interest will cease to accrue after the change of control payment date;

    - That holders electing to have any convertible notes purchased under a change of control offer will be required to surrender the convertible notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the convertible notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day preceding the change of control payment date;

    - That holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the change of control payment date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of convertible notes delivered for purchase, and a statement that the holder is withdrawing his election to have the convertible notes purchased; and

    - That holders whose convertible notes are being purchased only in part will be issued new convertible notes equal in principal amount to the unpurchased portion of the convertible notes surrendered, which unpurchased portion must be equal to $1,000 or an integral multiple thereof in principal amount.

    We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the convertible notes in connection with a change of control.

    On the change of control payment date, we will, to the extent lawful,

    - Accept for payment convertible notes or portions of convertible notes tendered under the change of control offer;

    - Deposit with the paying agent an amount equal to the change of control payment in respect of all convertible notes or portions of convertible notes tendered; and

    - Deliver or cause to be delivered to the trustee the convertible notes accepted together with an officers' certificate stating the convertible notes or portions of convertible notes tendered to us.

    The paying agent will promptly mail to each holder of convertible notes accepted, or, if the holder requests, wire transfer immediately available funds to an account previously specified in writing by the holder to us and the paying agent, payment in an amount equal to the purchase price for the convertible notes. The trustee will promptly authenticate and mail to each holder a new convertible note equal in principal amount to any unpurchased portion of the convertible notes surrendered, if any; provided that each new convertible note will be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

    Except as described above with respect to a change of control, the indenture does not contain any other provision that permits the holders of the convertible notes to require that we repurchase or redeem the convertible notes in the event of a takeover, recapitalization or similar restructuring. The change of control offer requirement of the convertible notes may, in certain circumstances, make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a change of control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit ratings.

    Our ability to pay cash to the holders of convertible notes under a change of control offer may be limited by our then existing financial resources and by the subordination provisions of the convertible notes. See "Risk Factors." Any future credit facilities or other agreements relating to our or our subsidiaries' indebtedness may contain prohibitions or restrictions on our ability to effect a change of control payment. In the event a change of control occurs at a time when such prohibitions or restrictions are in effect, we could seek the consent of our lenders to the purchase of convertible notes and other indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain those prohibitions or restrictions. If we do not obtain such consents or repay such borrowings, we will be effectively prohibited from purchasing the convertible notes. In that case, our failure to purchase tendered convertible notes would constitute an event of default with respect to the notes, whether or not such purchase is permitted by the subordination provisions. Moreover, the events that constitute a change of control under the indenture may constitute events of default under our future debt instruments or credit agreements of us or our subsidiaries. Those events of default may permit the lenders under the debt instruments or credit agreements to accelerate the debt and, if that debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of our assets or the assets of our subsidiaries. Therefore, our ability to raise cash to repay or repurchase the convertible notes may be limited.

    The definition of change of control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets. Although there is a developing body of case law interpreting the phrase substantially all, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of convertible notes to require us to repurchase those convertible notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries to another person may be uncertain.

SELECTION AND NOTICE

    If less than all of the convertible notes are to be redeemed at any time, the trustee will select the convertible notes for redemption in compliance with the requirements of any securities exchange on which the convertible notes are listed. In the absence of any requirements of any securities exchange or if the convertible notes are not listed, selection of the convertible note to be redeemed will be made on a pro rata basis, provided that no convertible notes of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of convertible notes to be redeemed at its registered address. If any convertible note is to be redeemed in part only, the notice of redemption that relates to that convertible note will state the portion of the principal amount to be redeemed. A new convertible note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original convertible note. On and after the redemption date, interest ceases to accrue on convertible notes or portions of them called for redemption.

COVENANTS

LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The indenture provides that we may not, directly or indirectly, consolidate with or merge with or into, or sell, lease or otherwise dispose of all or substantially all of our assets, on a consolidated basis, whether in a single transaction or a series of related transactions, to another person or group of affiliated persons, other than to our wholly-owned subsidiaries, unless:

    Either:

    (a) in the case of a merger or consolidation, we are the surviving entity;
       or

    (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations in connection with the convertible notes and the indenture; and

       No default or event of default shall exist immediately before or after giving effect on a pro forma basis to such transaction.

    Upon any permitted consolidation or merger or any permitted sale, lease or other disposition of all or substantially all of our assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged or to which such sale, lease or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor corporation had been named therein in the same manner as we are named, and, when a successor corporation duly assumes all of our obligations under the convertible notes and the indenture, we will be released from our obligations under the indenture and the convertible notes, except as to any obligations that arise from or as a result of such transaction.

    For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, of all or substantially all of the properties and assets of one or more subsidiaries, which properties and assets, if held by us instead of such subsidiary, would constitute all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets. This "Limitation on Merger, Sale or Consolidation" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our wholly-owned subsidiaries.

LIMITATION ON STATUS AS INVESTMENT COMPANY

    The indenture provides that we will not, and will not permit any subsidiary to, conduct our or its business in a fashion that would cause us to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended).

REPORTS

    Whether or not required by the rules and regulations of the SEC, so long as any convertible notes are outstanding, we will file with the SEC and furnish to the holders of convertible notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report by our certified independent accountants, in each case, as required by the rules and regulations of the SEC as in effect on the Issuance Date.

EVENTS OF DEFAULT AND REMEDIES

    The indenture provides that each of the following constitutes an event of default:

    - Default for 30 days in the payment when due of interest on the convertible notes;

    - A default in the payment of principal of any convertible note when due at its stated maturity, upon optional redemption, in connection with a change of control offer, upon declaration, or otherwise;

    - The failure by us to comply for 30 days after notice with any of our obligations under the covenants described above under "Repurchase at the Option of Holders" and "Limitation on Merger, Sale or Consolidation" (in each case, other than a failure to purchase convertible notes in connection with a change of control offer);

    - Failure by us for 60 days after notice to comply with certain other covenants and agreements contained in the indenture or the convertible notes;

    - Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries that is a significant subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary, or the payment of which is guaranteed by us or any of our subsidiaries that is a significant subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary, whether such indebtedness or guarantee now exists, or is created after the issuance date, which default

       (a) is caused by a failure to pay when due principal or interest on that indebtedness within the grace period provided in that indebtedness, which payment default continues beyond any applicable grace period; or

       (b) results in the acceleration of that indebtedness prior to its express maturity and, in each case, the principal amount of that indebtedness, together with the principal amount of any other Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

    - Failure by us or any subsidiary of us that is a significant subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary to pay final judgments for the payment of money (other than any judgment as to which a reputable insurance company has accepted liability subject to customary terms) aggregating in excess of $5.0 million, which judgments are not paid, wired, discharged or stayed within 60 days after their entry; and

    - Certain events of bankruptcy or insolvency with respect to us or any of our subsidiaries that is a significant subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary.

    If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding convertible notes may declare all the convertible notes to be due and payable immediately, subject to the provisions limiting payment described in "-Subordination of Convertible Notes." However, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, with respect to us or any significant subsidiary, all outstanding convertible notes will become due and payable without further action or notice. Holders of the convertible notes may not enforce the indenture or the convertible notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding convertible notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the convertible notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

    In the event of a declaration of acceleration of the convertible notes because an event of default has occurred and is continuing as a result of the acceleration of any indebtedness described in clause (5) of the notes above, the declaration of acceleration of the convertible notes will be automatically annulled if:

    - The holders of any indebtedness described in of the notes have rescinded the declaration of acceleration in respect of that indebtedness within 30 days after the date of the declaration;

    - The annulment of the acceleration of the convertible notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

    - All existing events of default, except for nonpayment of principal of or interest on the convertible notes that became due solely because of the acceleration of the convertible notes, have been cured or waived.

    The holders of a majority in aggregate principal amount of the then outstanding convertible notes by notice to the trustee may on behalf of all of the holders waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest on or the principal of the convertible notes.

    We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    None of our directors, officers, employees, incorporators or stockholders, as such, has any liability for any of our obligations under the convertible notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the convertible notes by accepting a convertible note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the convertible notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

UNCLAIMED MONEY; PRESCRIPTION

    If money deposited with the trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the trustee and the paying agent shall pay the money back to us at our written request. After that, holders of convertible notes entitled to the money must look to us for payment unless an abandoned property law designates another person and all liability of the trustee and the paying agent will cease. Other than as set forth in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the convertible notes.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the convertible notes are issued in registered, global form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The global notes were deposited with the trustee as custodian for the Depositary Trust Company (DTC), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the global notes will be exchangeable for definitive certificated notes only in the limited circumstances described below. Owners of beneficial interests in the global notes will not be entitled to receive physical delivery of convertible notes in certificated form.

    Except as set forth below, the global notes may be transferred, in whole or in part, only to another DTC nominee or to a successor of DTC or its nominee.

    The convertible notes, including beneficial interests in the global notes, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." In addition, transfers of beneficial interests in global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

DEPOSITORY PROCEDURES

    The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

    DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, collectively, the participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, collectively, the indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

    DTC has also advised us that, pursuant to procedures established by it:

    - Upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the global notes; and

    - Ownership of these interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

    Investors in the global notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in DTC. All interests in a global note are subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE CONVERTIBLE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF CONVERTIBLE NOTES IN CERTIFICATED FORM

AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" OF CONVERTIBLE NOTES UNDER THE INDENTURE FOR ANY PURPOSE.

    Payments with respect to the principal, interest, premium and special interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the convertible notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee, nor any agent of ours or the trustee has or will have any responsibility or liability for:

    - Any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

    - Any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

    DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the convertible notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of convertible notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the convertible notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Subject to the transfer restrictions set forth under "Notice to Investors," transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

    DTC has advised us that it will take any action permitted to be taken by a holder of convertible notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the convertible notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the convertible notes, DTC reserves the right to exchange the global notes for legended convertible notes in certificated form, and to distribute such convertible notes to its participants.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

    A global note is exchangeable for definitive convertible notes in registered certificated form, certificated notes if:

    - DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

    - We, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated notes; or

    - There shall have occurred and be continuing a default or event of default with respect to the convertible notes.

    In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures, and will bear the restrictive legend referred to in "Notice to Investors" unless that legend is not required by applicable law.

SAME DAY SETTLEMENT AND PAYMENT

    We will make payments in respect of the convertible notes represented by the global notes (including principal, interest, premium, and special interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal, interest, premium and special interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified or permitted to be specified, by mailing a check to each such Holder's registered address. The convertible notes represented by the global notes are eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such convertible notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange interests in the convertible notes in accordance with procedures described in "Book-Entry, Delivery and Form." The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any convertible note selected for redemption. Also, we are not required to transfer or exchange any convertible note for a period of 15 days before a selection of convertible notes to be redeemed.

    The registered holder of a convertible note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next succeeding paragraph, the indenture or the convertible notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the outstanding convertible notes, as applicable, including consents obtained in connection with a tender offer or exchange offer for the convertible notes. Any existing default or compliance with any provision of the indenture or the convertible notes may be waived with the consent of the holders of a majority in aggregate principal amount of then outstanding convertible notes, including consents obtained in connection with a tender offer or exchange offer for the convertible notes.

    Without the consent of each holder affected, an amendment or waiver may not:

    - Reduce the amount of convertible notes whose holders must consent to an amendment, supplement or waiver;

    - Reduce the principal of or change the fixed maturity of any convertible note or alter the provisions with respect to the redemption of the convertible notes, except for repurchases of the

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
      convertible notes under the covenant described above under the caption "-Repurchase at the Option of Holders;"

    - Reduce the rate of or change the time for payment or accrual of interest on any convertible note;

    - Waive a default in the payment of principal of or interest on any convertible notes, except a rescission of acceleration of the convertible notes by the holders of at least a majority in aggregate principal amount of the convertible notes and a waiver of the payment default that resulted from such acceleration;

    - Make any convertible note payable in money other than that stated in the convertible notes;

    - Make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of convertible notes to receive payments of principal of or interest on the convertible notes;

    - Waive a redemption payment with respect to any convertible note;

    - Impair the right to convert the convertible notes into common stock;

    - Modify the conversion or subordination provision of the indenture in a manner adverse to the holders of the convertible notes; or

    - Make any change in the foregoing amendment and waiver provisions.

    Without the consent of any holder of convertible notes, we and the trustee may amend or supplement the indenture or the convertible notes:

    - To cure any ambiguity, defect or inconsistency;

    - To provide for uncertificated convertible notes in addition to or in place of certificated convertible notes;

    - To provide for the assumption of our obligations to holders of the convertible notes in the case of a merger or consolidation or certain transfers or leases;

    - To make any change that would provide any additional rights or benefits to the holders of the convertible notes or that does not adversely affect the legal rights under the indenture of any such holder; or

    - To comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act.

GOVERNING LAW AND JUDGMENTS

    The convertible notes and the indenture will be governed exclusively by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

    We will submit to the jurisdiction of the United States federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the convertible notes and the indenture. We have appointed CT Corporation System as our authorized agent upon which process may be served in any such action.

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
CONCERNING THE TRUSTEE

    The indenture contains limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The holders of the majority in aggregate principal amount of the then outstanding convertible notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to certain exceptions. The indenture provides that if an event of default occurs, which is not cured or waived, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of convertible notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

REGISTRATION RIGHTS

    The following summary of certain provisions of the registration rights agreement and the convertible notes is not complete. You should refer to the registration rights agreement and the convertible notes for a full description of the registration rights that apply to the convertible notes.

    On March 1, 2000, we entered into a registration rights agreement with Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., Chase Securities Inc., Dain Rauscher Incorporated, U.S. Bancorp Piper
Jaffray Inc., the initial purchasers of the convertible notes. This agreement obligates us, at our sole expense as follows:

    - To file with the SEC a shelf registration statement within 90 days after the closing of the sale of the convertible notes, with respect to resales of the convertible notes and the common stock issuable upon conversion

    - To use our best efforts to cause the shelf registration statement to be declared effective by the SEC within 180 days after the closing of the sale of the convertible notes, and

    - To use our reasonable best efforts to keep the shelf registration statement effective and usable until the earlier of (1) such time as all the registrable securities have been sold under the shelf registration statement, (2) the date on which, in the opinion of our counsel, all of the registrable securities outstanding may be sold in the public United States securities markets in the absence of a registration statement covering such sales, or otherwise transferred in a way that eliminates the Securities Act transfer restrictions for future resales by non-affiliates,
      (3) the second anniversary of the closing of the sale of the convertible notes, or (4) the date on which there ceases to be outstanding any registrable securities.

    We will be permitted, however, to suspend the use of the shelf registration statement during certain black-out periods relating to pending corporate developments, public filings with the SEC, and similar events, if we determine in good faith that it is in our best interest and if we provide written notice of the suspension to legal counsel for the holders of a majority in interest of the registrable securities and any holders who have advised us of their intent to sell their registrable securities.

    We have agreed to:

    - Provide each holder of registrable securities with copies of the prospectus that is a part of the shelf registration statement;

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
    - Notify each holder of registrable securities when the shelf registration statement has become effective; and

    - Take certain other actions as are required to permit unrestricted resales of the registrable securities.

    A holder that sells registrable securities pursuant to the shelf registration statement will:

    - Usually be required to be named as a selling securityholder in the related prospectus and to deliver the prospectus to purchasers;

    - Be subject to certain of the civil liability provisions under the Securities Act in connection with such sales;

    - Be required to notify us of its intent to distribute registrable securities pursuant to the registration statement at least three business days prior to making such distribution; and

    - Be bound by the provisions of the registration rights agreement that are applicable to such a holder, including certain indemnification rights and obligations.

    In order to be named as a selling securityholder in the shelf registration statement when it first becomes effective, holders are required to complete and deliver a notice and questionnaire prior to the effectiveness of the shelf registration statement. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the Prospectus and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement.

    If a registration default occurs, then the note interest rate will be increased 0.25% annually, subject to certain exceptions. Following the cure of a registration default, the interest rate will become the rate in effect immediately prior to the registration default. We use the term "registration default" to mean if:

    - The SEC has not declared the shelf registration statement effective within 180 days after the closing of the sale of the convertible notes; or

    - We fail to keep the shelf registration statement that has been declared effective continuously effective and usable, subject to the permitted blackout periods described above, for the period required.

    Each registrable security will contain a legend to the effect that the holder will be deemed to have agreed to be bound by the provisions of the registration rights agreement.

    The above summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which has been filed with the SEC and which is available upon request to us. See "Where You Can Find More Information."

    Holders of convertible notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their convertible notes or the common stock issuable upon conversion thereof included in the shelf registration statement and benefit from the provisions regarding special interest set forth above.

    We will provide to each registered holder of convertible notes, or the common stock issuable upon conversion thereof, who is named in the prospectus and who requests us to do so in writing, copies of the prospectus which will be a part of the shelf registration statement, notify each such holder when the shelf registration statement for the convertible notes or the common stock issuable upon conversion thereof has become effective and taken certain other actions as required to permit unrestricted resales of the convertible notes or the common stock issuable upon conversion thereof. A holder of convertible notes or the common stock issuable upon conversion thereof that sells such securities pursuant to a shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder, including certain indemnification and contribution rights and obligations.

    Upon the initial sale of convertible notes or common stock issuable upon conversion thereof, each selling holder will be required to deliver a notice of such sale to the trustee and us. The notice will, among other things, identify the sale as a transfer pursuant to the shelf registration statement, certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with, and certify that the selling holder and the aggregate principal amount of securities owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

    The information set forth below is a general summary of our capital stock structure. As a summary, this section is qualified and not a substitute for the provisions of our certificate of incorporation, as amended and our by-laws, as amended, both of which are on file with the SEC.

AUTHORIZED CAPITAL STOCK

    Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 6,405,884 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

    As of March 31, 2000, 23,297,420 shares of our common stock were outstanding. In addition, 4,928,112 shares of our common stock were reserved and available for issuance pursuant to our employee benefit plans.

    The holders of our common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Board of Directors, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by the Board of Directors. Traditionally, we have not declared and paid dividends. In the event of liquidation, each share of our common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and any liquidation preference of any preferred stock authorized and issued by the Board of Directors. Each holder of our common stock is entitled to one vote for each share of our common stock held of record on the applicable record date on all matters submitted to a vote of shareholders, including the election of directors.

    Holders of our common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption rights or sinking fund provisions with respect to our common stock. All outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    As of March 31, 2000, no shares of preferred stock were outstanding.

    The Board of Directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of Invitrogen.

REGISTRATION RIGHTS

    Under a Stock Purchase and Stockholders' Agreement dated June 20, 1997, the holders of approximately 798,551 shares of our common stock (Group A), or persons to whom such holders transfer the common stock, have registration rights with respect to such shares. In connection with our merger with Research Genetics, holders of an additional 3,200,000 shares of our common stock (Group
B) or persons to whom such holders transfer the common stock, have registration rights with respect to such shares. If we propose to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, holders of all shares entitled to registration rights are entitled to notice of such registration. Holders of Group A shares are entitled to include their shares in such registration and holders of Group B shares are entitled to include up to 50% of their shares in such registration, each at our expense. However, the underwriters of any such offering have the right to limit the number of shares included in such registration. In addition, holders of at least 50% of the Group A and Group B shares entitled to registration rights outstanding may require us to prepare and file a registration statement under the Securities Act, at our expense, covering such shares, and we are generally required to use our best efforts to effect such registration. We are not obligated to effect more than two of these stockholder-initiated registrations for Group A, and not more than one of these stockholder-initiated registration for Group B. Further, holders of Group A shares entitled to registration rights generally may require us to file additional registration statements on Form S-3.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    We are required to follow Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" includes a merger, asset or stock sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deterring or preventing a change of control of Invitrogen without further actions by the stockholders.

    Our certificate of incorporation provides that any action permitted to be taken by our stockholders must be effected at a duly-called annual or special meeting of stockholders and will not be able to be effected by a consent in writing. The Board of Directors is composed of a classified board where only one-third of the directors are eligible for election in any given year. The classification system of electing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us and may maintain incumbents on the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. Our certificate of incorporation also requires the approval of at least two-thirds of the total number of authorized directors in order to adopt, amend or repeal our by-laws. In addition, our certificate of incorporation similarly permits the stockholders to adopt, amend or repeal our by-laws only upon the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote. Also, stockholders may remove a director only for cause. Vacancies on the Board of Directors resulting from death, resignation, removal or other reason may be filled by a majority of the directors or a majority of the shares entitled to vote. In general, other vacancies are to be filled by a majority of the directors. Lastly, the provisions in our certificate of incorporation described above and other provisions pertaining to the limitation of liability and indemnification of directors may be amended or repealed only with the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Invitrogen, which could have an adverse effect on the market price of the our common stock.

    Invitrogen's by-laws also contain many of the above provisions found in our certificate of incorporation. Our by-laws do not permit stockholders to call a special meeting. In addition, our by-laws provide an advance notice procedure with regard to matters to be brought before an annual or special meeting of our stockholders, including the election of directors. Business permitted to be conducted in any annual meeting or special meeting of stockholders is limited to business properly brought before the meeting.

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
TRANSFER AGENT AND REGISTRAR

    Boston EquiServe L.P., is the transfer agent and registrar for the Invitrogen stock.

STOCK EXCHANGE LISTING

    Our common stock is quoted on the Nasdaq National Market under the symbol "IVGN."

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
       SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that will hold the notes as "capital assets" within the meaning of Sections 1221 and 1273 of the Internal Revenue Code of 1986, as amended, which we sometimes refer to as the Code. This summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell notes under the constructive sale provisions of the Code or tax considerations applicable to subsequent purchasers of the notes.

    For purposes of this summary, the term "U.S. Holder" means a holder that is either, as determined for U.S. federal income tax purposes, (i) a citizen or resident of the United States, or U.S.; (ii) a corporation or partnership formed under the laws of the U.S. or a state of the U.S.; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust subject to the primary supervision of a court within the U.S. and the control of a U.S. person as described in Section 7701(a)(30). A "Non-U.S. Holder" is any holder other than a U.S. Holder.

    We have not sought any ruling from the Internal Revenue Service (IRS) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws.

    Holders of convertible notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

UNITED STATES HOLDERS

TAXATION OF INTEREST

    Interest paid on the convertible notes will be included in the income of a holder as ordinary income at the time it is treated as received or accrued, in accordance with the holder's regular method of tax accounting.

    Our failure to maintain the effectiveness of the registration statement will cause additional interest to accrue on the convertible notes in the manner described in the convertible notes. According to Treasury Regulations, the possibility of a change in the interest rate due to our obligation to pay special interest (see "Description of Convertible Notes-Registration Rights") will not affect the amount of interest income recognized by a holder, or the timing of such recognition, if the likelihood of the change, as of the date the convertible notes are issued, is remote. We believe that the likelihood of a change in the interest rate on the convertible notes is remote and we do not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any convertible note. Similarly, we intend to take the position that the occurrence of an event requiring us to repurchase the convertible notes is remote under the Treasury Regulations, and likewise we do not intend to treat the possibility of the occurrence of an event requiring us to repurchase the convertible notes as affecting the yield to maturity of any convertible note.

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
MARKET DISCOUNT

    "Market discount" will exist if the stated redemption price at maturity exceeds the U.S. Holder's initial tax basis in the convertible note. If the market discount is less than 0.25% of the stated redemption price of the convertible note at maturity multiplied by the number of complete years to maturity, then the market discount will be deemed to be zero.

    A U.S. Holder may elect to include market discount in income currently as it accrues. Any such election will apply to all market discount bonds acquired during or after the year for which the election is made, and the election may be terminated only with the consent of the IRS.

    If a U.S. Holder does not make an election to include market discount in income currently as it accrues, any principal amount received or gain realized by a U.S. Holder on the sale, exchange, retirement or other taxable disposition of a convertible note will be treated as ordinary income to the extent of any accrued market discount on the convertible note. Unless a U.S. holder irrevocably elects to accrue market discount under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the U.S. Holder has held the convertible note and the denominator of which is the number of days from the date the holder acquired the convertible note until its maturity. If a U.S. Holder exchanges or converts a convertible note into our common stock in a transaction that is otherwise tax free, any accrued market discount will carry over and generally be recognized upon a disposition of our common stock.

    A U.S. Holder may be required to defer a portion of such holder's interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a note purchased with market discount. Any such deferred interest expense may not exceed the market discount that accrues during a taxable year and is, in general, allowed as a deduction not later than the year in which the market discount is includible in income. This interest expense deferral will not apply if a U.S. Holder makes an election to include market discount in income currently as it accrues.

MARKET PREMIUM

    A "market premium" will exist if a U.S. Holder's initial tax basis in a note is greater than the stated redemption price at maturity of such convertible note. If an election is made, the market premium may be amortized using a constant yield method, over the remaining term of the convertible note, or, if shorter, over the period from the date of purchase to the date of an assumed redemption option exercise. We will be presumed to exercise our option to redeem the convertible notes if, by using the date of exercise of the call option as the maturity date and the redemption price as the stated redemption price at maturity, the yield on the notes would be lower than such yield would be if the option were not exercised. A U.S. Holder may deduct any remaining market premium upon redemption if a convertible note is redeemed prior to the time at which it is assumed that the convertible note would be redeemed.

    Interest otherwise required to be included in income with respect to the convertible note during any tax year may be offset by the amount of any amortized market premium. An election to amortize market premium will apply to all market premium bonds acquired during or after the year for which the election is made, and the election may be terminated only with the consent of the IRS.

SALE, EXCHANGE OR REDEMPTION OF THE CONVERTIBLE NOTES

    Upon the sale, exchange, retirement or other taxable disposition of a convertible note, a holder will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as such) and the holder's tax basis in the note. A holder's tax basis in a convertible note will be, in general, the cost of the convertible note to the holder. Gain or loss realized on the sale, exchange or retirement of a convertible note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the convertible note had been held for more than one year. Long-term capital gain recognized by an individual holder is generally subject to a maximum U.S. federal rate of 20%; an individual's ability to offset capital losses against ordinary income is, however, limited.

CONVERSION OF THE CONVERTIBLE NOTES

    A holder will generally not recognize income, gain or loss upon conversion of the note into our common stock, except with respect to any cash received in lieu of a fractional share (which will generally result in capital gain or loss). In addition, a holder will recognize income with respect to the receipt of cash or our common stock in payment of interest, where such interest has not already been included in income. The holder's tax basis in the common stock received upon conversion will be the same as the holder's tax basis in the convertible note at the time of conversion (exclusive of any tax basis allocable to a fractional share), and the holding period for our common stock received upon conversion will include the holding period of the convertible note converted.

ADJUSTMENT TO CONVERSION PRICE

    Holders of convertible debt instruments such as the convertible notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion ratio of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the convertible notes, including, without limitation, adjustments in respect of taxable dividends to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of convertible notes might be deemed to have received constructive distributions taxable as dividends. Moreover, in certain other circumstances, the failure to adjust the conversion ratio on the convertible notes may result in a deemed taxable dividend to holders of our common stock.

DIVIDENDS PAID ON COMMON STOCK

    A holder generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on our common stock to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Distributions in excess of such earnings and profits will reduce the holder's tax basis in our common stock and, to the extent such excess distributions exceed such tax basis, will be treated as gain from a sale or exchange of such common stock. Corporate holders may be entitled to a dividends received deduction with respect to such distributions and we urge such corporate holders to consult their own tax advisors in this regard.

SALE OF COMMON STOCK

    Upon the sale or exchange of our common stock, a holder generally will recognize capital gain or loss equal to the difference between

    - The amount of cash and the fair market value of any property received upon the sale or exchange, and

    - Such holder's adjusted tax basis in our common stock. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in our common stock is more than one year at the time of the sale or exchange.

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A holder's basis and holding period in our common stock received upon conversion of a note are determined as discussed above under "-Conversion of the Convertible Notes."

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a convertible note, payments of dividends on our common stock, payments of the proceeds of the sale of a convertible note and payments of the proceeds of the sale of our common stock, and a 31% backup withholding tax may apply to such payments if the holder:

    - Fails to demonstrate that the holder comes within certain exempt categories of holders;

    - Fails to furnish or certify his correct taxpayer identification number to the payor in the manner required;

    - Is notified by the IRS that he has failed to report payments of interest and dividends properly;

    - Or under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments.

Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

NON-U.S. HOLDERS

    The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder.

    For purposes of withholding tax on interest and dividends discussed below, a Non-U.S. Holder includes a non-resident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a convertible note or common stock will be considered to be "U.S. trade or business income" if such income or gain is;

    - Effectively connected with the conduct of a U.S. trade or business; or

    - In the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

TAXATION OF INTEREST

    Generally any interest paid to a Non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as "portfolio interest." Generally interest on the convertible notes will qualify as portfolio interest if:

    - The Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all our voting stock and is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code;

    - The beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address;

    - The Non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

    The gross amount of payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of a country with which the United States has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under new regulations which are effective with respect to payments made after December 31, 2000, a Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number, which may require providing certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in such new regulations for payments through qualified intermediaries.

DIVIDENDS ON COMMON STOCK

    Dividends paid on our common stock that are not effectively connected with the conduct of a trade or business within the United States will be subject to United States federal income tax, which generally will be withheld at a rate of 30% of the gross amount of the dividends, unless the rate is reduced by an applicable income tax treaty. Under the currently applicable Treasury regulations, dividends paid to an address in a country other than the United States are presumed to be paid to a resident of such country for purposes of the withholding (unless the payor has knowledge to the contrary) and, under the current interpretation of Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, under the new withholding regulations, if a non-U.S. Holder wishes to claim the benefit of an applicable treaty rate, such holder would be required to satisfy certain certification and other requirements. In addition, under the new withholding regulations, we may elect to withhold only on the portion of dividend distributions paid out of our accumulated, and reasonably estimated current, earnings and profits.

SALES, EXCHANGE OR REDEMPTION OF THE CONVERTIBLE NOTES OR COMMON STOCK

    Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a convertible note or our common stock generally will not be subject to U.S. federal income tax, unless;

    - Such gain is U.S. trade or business income;

    - Subject to certain exceptions, the Non-U.S. Holder is an individual who holds the convertible note or our common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition;

    - The Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates, including certain former citizens or residents of the United States; or

    - In the case of the disposition of our common stock, we are a U.S. real property holding corporation. We do not believe that we are currently a "United States real property holding corporation," or that we will become one in the future.

CONVERSION OF THE CONVERTIBLE NOTES

    A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of convertible notes into our common stock, except with respect to cash (if any) received in lieu of a fractional share of our common stock or cash or our common stock received as a payment of interest, where such interest does not qualify for the portfolio interest exemption. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described below for the sale of notes. Cash or common stock treated as issued for accrued interest would be treated as interest under the rules described above.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    We must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding or is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

    Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments we make towards the principal on the notes to a Non-U.S. Holder if the holder certifies as to its Non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

    As a general matter, information reporting and backup withholding will not apply to a payment of proceeds of a sale effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of the sale of notes or common stock effected outside the United States by a foreign office of a broker if the broker:

    - Is a U.S. person;

    - Derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the Unites States;

    - Is a "controlled foreign corporation" as to the United States; or

    - With respect to payments made after December 31, 2000, is a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

    New regulations, generally effective with respect to payments made after December 31, 2000, make certain modifications to some of the withholding, backup withholding and information reporting rules described above. The new regulations generally attempt to unify certification requirements and modify reliance standards. We urge prospective investors to consult their own tax advisors regarding the new regulations.

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                            SELLING SECURITYHOLDERS

    The convertible notes offered hereby were issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The selling securityholders (which term includes the initial purchasers' transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the convertible notes and common stock issued upon conversion of the convertible notes.


    The following table sets forth information, as of December 7, 2000, with respect to the selling securityholders and the respective principal amounts of convertible notes beneficially owned by each selling securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the selling securityholders. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the convertible notes or the common stock issuable upon conversion of the convertible notes pursuant to this Prospectus, no estimate can be given as to the amount of the notes or the common stock issuable upon conversion of the convertible notes that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their convertible notes since the date on which they provided the information regarding their convertible notes in transactions exempt from the registration requirements of the Securities Act.



                                           PRINCIPAL AMOUNT OF           NUMBER OF SHARES OF COMMON STOCK
                                                  NOTES           -----------------------------------------------
                                           BENEFICIALLY OWNED     BENEFICIALLY                    OWNED AFTER THE
NAME OF SELLING SECURITYHOLDER            AND OFFERED HEREBY(1)   OWNED(1)(2)    OFFERED HEREBY      OFFERING
------------------------------            ---------------------   ------------   --------------   ---------------
AAM/Zazove Institutional Income Fund
  L.P...................................        1,300,000            15,258          15,258              0
Alta Partners Holdings, LDC.............        3,500,000            41,079          41,079              0
American Investors Life Insurance Co....          250,000             2,934           2,934              0
Argent Classic Convertible Arbitrage
  Fund (Bermuda) L.P....................        1,000,000            11,737          11,737              0
Associated Electric & Gas Insurance
  Services Limited......................          300,000             3,521           3,521              0
BankAmerica Pension Plan................        2,500,000            29,342          29,342              0
Bankers Trust Co., Trustee for
  DaimlerChrysler Corp Emp #1
  Pension Plan dtd 4/1/89...............        2,890,000            33,920          33,920              0
BNP Arbitrage SNC.......................       10,450,000           122,652         122,652              0
BNP Cooper Neff Convertible Strategies
  Fund, L.P.............................           94,000             1,103           1,103              0
Canyon Value Realization (Cayman)
  Ltd...................................       10,520,000           123,474         123,474              0
Chartwell Investment Partners...........        1,000,000            11,737          11,737              0
Coastal Convertibles....................          250,000             2,934           2,934              0
Conseco Fund Group-Convertible
  Securities Fund.......................        1,500,000            17,605          17,605              0
Conseco Health Insurance Company........        1,000,000            11,737          11,737              0
Conseco Senior Health Insurance Company-
  Convertible...........................        1,000,000            11,737          11,737              0
Conseco Variable Insurance Company-
  Convertible...........................          500,000             5,868           5,868              0
Credit Suisse First Boston
  Corporation...........................        6,500,000            76,291          76,291              0
Deephaven Domestic Convertible Trading
  Ltd...................................        7,700,000            90,375          90,375              0
Delphi Financial Group, Inc.............          570,000             6,690           6,690              0
Deutsche Bank Securities................       23,000,000           269,953         269,953              0

                                           PRINCIPAL AMOUNT OF           NUMBER OF SHARES OF COMMON STOCK
                                                  NOTES           -----------------------------------------------
                                           BENEFICIALLY OWNED     BENEFICIALLY                    OWNED AFTER THE
NAME OF SELLING SECURITYHOLDER            AND OFFERED HEREBY(1)   OWNED(1)(2)    OFFERED HEREBY      OFFERING
------------------------------            ---------------------   ------------   --------------   ---------------
Donaldson Luffkin & Jenrette............       20,143,000           236,420         236,420              0
Employee Benefit Convertible Securities
  Fund..................................          250,000             2,934           2,934              0
The Estate of James Campbell............          867,000            10,176          10,176              0
Financial Trust: Fidelity Convertible
  Securities Fund.......................        7,000,000            82,159          82,159              0
Franklin and Marshall College...........          195,000             2,288           2,288              0
Fortis Equity Portfolios Growth &
  Income................................          700,000             8,216           8,216              0
Fortis Series Fund, Inc. Growth &
  Income................................        5,300,000            62,207          62,207              0
GLG Market Neutral Fund.................        5,000,000            58,685          58,685              0
Goldman Sachs and Company...............          250,000             2,934           2,934              0
Hotel Union & Hotel Industry of
  Hawaii................................          413,000             4,847           4,847              0
IBM Retirement Plan-High Income.........          180,000             2,112           2,112              0
JMG Capital Partners LP.................        6,250,000            73,356          73,356              0
KB Lux Equity Global Biotechnology......              900                10              10              0
Key Asset Management, Inc. as
  agent for Victory Convertible
  Securities Fund.......................        1,100,000            12,910          12,910              0
Lehman Brothers Inc.....................        1,900,000            22,300          22,300              0
Lincoln National Convertible Securities
  Fund..................................        2,500,000            29,342          29,342              0
LLT Limited.............................          180,000             2,112           2,112              0
Lyxor Master Fund.......................        2,000,000            23,474          23,474              0
McMahan Securities Company L.P..........           44,000               516             516              0
Morgan Stanley & Co.....................       15,000,000           176,056         176,056              0
Morgan Stanley Dean Witter Convertible
  Securities Trust......................        1,500,000            17,605          17,605              0
Museum of Fine Arts, Boston.............           20,000               234             234              0
Nations Convertible Securities Fund.....        4,750,000            55,751          55,751              0
Parker-Hannifin Corporation Hotel Union
  & Hotel Industry of Hawaii............           40,000               469             469              0
Pax World High Yield Fund...............          250,000             2,934           2,934              0
Penn Treaty Network America
  Insurance Company.....................          235,000             2,758           2,758              0
Peoples Benefit Life Insurance
  Company...............................        4,700,000            55,164          55,164              0
Peoples Benefit Life Insurance Company
  Teamsters.............................        4,190,000            49,178          49,178              0
PhEP IV, LLC............................           93,000             1,091           1,091              0
ProMutual...............................           80,000               938             938              0
Putnam Asset Allocation Funds-Balanced
  Portfolio.............................          140,000             1,643           1,643              0
Putnam Asset Allocation Funds-
  Conservative Portfolio................           90,000             1,056           1,056              0
Putnam Balanced Retirement Fund.........           40,000               469             469              0
Putnam Convertible Income-Growth
  Trust.................................          550,000             6,455           6,455              0
Putnam Convertible Opportunities and
  Income Trust..........................           60,000               704             704              0
Quattro Fund, LLC.......................        1,000,000            11,737          11,737              0

                                           PRINCIPAL AMOUNT OF           NUMBER OF SHARES OF COMMON STOCK
                                                  NOTES           -----------------------------------------------
                                           BENEFICIALLY OWNED     BENEFICIALLY                    OWNED AFTER THE
NAME OF SELLING SECURITYHOLDER            AND OFFERED HEREBY(1)   OWNED(1)(2)    OFFERED HEREBY      OFFERING
------------------------------            ---------------------   ------------   --------------   ---------------
Quattro Fund Ltd........................        1,000,000            11,737          11,737              0
R2 Investments LDC......................        8,000,000            93,896          93,896              0
Retail Clerks Pension Trust.............        2,000,000            23,474          23,474              0
Salomon Brothers Asset Management,
  Inc...................................       21,305,000           250,058         250,058              0
San Diego County Employees Retirement
  Association...........................        3,800,000            44,601          44,601              0
San Diego County Employees Retirement
  Association...........................          120,000             1,408           1,408              0
Scudder Dividend & Growth Fund/
  Scudder Kemper Investments............          300,000             3,521           3,521              0
Southport Management Partners, L.P......          580,000             6,807           6,807              0
Southport Partners International Ltd....        1,140,000            13,380          13,380              0
State Street Bank Custodian for
  GE Pension Trust......................        1,430,000            16,784          16,784              0
St. Albans Partners Ltd.................        2,500,000            29,342          29,342              0
University of Rochester.................           20,000               234             234              0
Value Line Convertible Fund, Inc........          500,000             5,868           5,868              0
Value Realization Fund B, L.P...........          570,000             6,690           6,690              0
Value Realization Fund, L.P.............        8,340,000            97,887          97,887              0
Victory Convertible Securities Fund.....        1,100,000            12,910          12,910              0
Van Kampen Harbor Fund..................        3,250,000            38,144          38,144              0
Zurich HFR Master Hedge Fund Index......          100,000             1,173           1,173              0
Zurich HFR Master Hedge Fund Index
  Ltd...................................          170,000             1,995           1,995              0


------------------------

(1) Information concerning the selling securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of convertible notes and the number of shares of common stock issuable upon conversion of the notes offered hereby may increase or decrease.


(2) Assumes a conversion price of $85.20 per share, and a cash payment in lieu of any fractional share interest. Assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than the common stock issuable upon conversion of the convertible notes at the initial conversion rate.


                              PLAN OF DISTRIBUTION

    The convertible notes and common stock offered hereby may be sold from time to time to purchasers directly by the selling securityholders. Alternatively, the selling security holders may from time to time offer the convertible notes and common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders or the purchasers of convertible notes and common stock for whom they may act as agents. The selling securityholders and any underwriters, broker/dealers or agents that participate in the distribution of convertible notes and common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of convertible notes and common stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The convertible notes and common stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, any varying prices determined at the time of sale or at negotiated prices. The sale of the convertible notes and the common stock issuable upon conversion of the convertible notes may be effected in transactions (which may involve crosses or block transactions):

    - On any national securities exchange or quotation service on which the convertible notes or the common stock may be listed or quoted at the time of sale;

    - In the over-the-counter market;

    - In transactions otherwise than on such exchanges or in the over-the-counter market; or

    - Through the settlement of short sales. At the time a particular offering of the convertible notes and the common stock is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount and type of convertible notes and common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, if any, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

    To comply with the securities laws of certain jurisdictions, if applicable, the convertible notes and common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the convertible notes and common stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

    The selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the convertible notes and common stock by the selling securityholders. The foregoing may affect the marketability of the convertible notes and the common stock.

    Pursuant to the registration rights agreement, all expenses of the registration of the convertible notes and common stock will be paid by us, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; however, the selling securityholders will pay all underwriting discounts and selling commissions, if any. The selling securityholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

    The legality of the convertible notes and the common stock issuable on conversion of the convertible notes is being passed upon by Gray Cary Ware & Freidenrich LLP, San Diego, California and Graham & James LLP, New York, New York.

                                    EXPERTS

    The audited financial statements of Invitrogen and Research Genetics included in and incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, and at the SEC's following regional offices: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the Nasdaq National Market and such reports and other information concerning us may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006-1506. The SEC also maintains a web site at http:/ /www.sec.gov that contains reports, proxy and other information statements and other information regarding registrants, including us, that file such information electronically with the SEC.

    We have also filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits thereto, the registration statement) under the Securities Act of 1933, as amended. This Prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, refer to the registration statement, copies of which you may obtain from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington DC 20549, upon payment of the fees prescribed by the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents we filed with the SEC pursuant to the Exchange Act are incorporated by reference and made a part of this Prospectus:

    - Annual Report on Form 10-K for the year ended December 31, 1999 filed on March 14, 2000,


    - Current Report on Form 8-K filed on February 16, 2000,



    - Current Report on Form 8-K/A filed on February 17, 2000,



    - Current Report on Form 8-K filed on September 29, 2000,



    - The description of our common stock which is contained in our registration statement on Form 8-A under the Exchange Act on January 29, 1999, including any amendment or reports filed for the purpose of updating such description,



    - Quarterly Report on Form 10-Q filed on May 8, 2000,



    - Quarterly Report on Form 10-Q filed on August 11, 2000, and



    - Quarterly Report on Form 10-Q filed on November 11, 2000.


    In addition, all documents and reports we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of it from the date of filing of those documents. Any statement contained in a document incorporated into this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such earlier statement. Any statement modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    Upon written or oral request, we will provide without charge to each person to whom this Prospectus is delivered, a copy of any or all documents incorporated by reference in this Prospectus (other than any exhibits to those documents not specifically incorporated in those documents by reference). Requests for such documents should be submitted to Invitrogen
Corporation, Inc., 1600 Faraday Avenue, Carlsbad, California 92008, Attention:
Investor Relations, or made by telephone at (760) 603-7200.

              LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

    We have adopted provisions in our certificate of incorporation, which the Delaware General Corporation Law permits, that provide that our directors shall not be personally liable to us or our stockholders for monetary damages resulting from a violation of the directors' duty to act with care and in the best interests of the stockholders, except for liability:

    - For any breach of a director's duty of loyalty to us or our stockholders;

    - For acts or omissions that are not in good faith, or involve intentional misconduct or a knowing violation of the law;

    - Under Section 174 of the Delaware General Corporation Law relating to improper dividends or distributions; and

    - For any transaction from which the director obtained an improper personal benefit.

    This limitation of liability does not affect the availability of equitable remedies, including injunctive relief or rescission.

    Our by-laws authorize us to indemnify our officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.
Section 145 of the Delaware General Corporation Law empowers us to enter into indemnification agreements with our officers, directors, employees and agents.

    We have entered into separate indemnification agreements with each of our current directors and executive officers which, in some cases, are broader than the specific indemnification provisions allowed by the Delaware General Corporation Law. The indemnification agreements require us to indemnify the executive officers and directors against liabilities that may arise by reason of status or service as directors or executive officers and to advance expenses they spend as a result of any proceeding against them for which they could be indemnified to the fullest extent permitted by the Delaware General Corporation Law.

    At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us as described above, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

                    INVITROGEN CORPORATION AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
AUDITED FINANCIAL STATEMENTS

  Report of Independent Public Accountants..................     F-2

  Consolidated Balance Sheets as of December 31, 1999 and
    1998....................................................     F-3

  Consolidated Statements of Income for the Years Ended
    December 31, 1999, 1998 and 1997........................     F-4

  Consolidated Statements of Stockholders' Equity for the
    Years Ended December 31, 1997, 1998 and 1999............     F-5

  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1999, 1998
    and 1997................................................     F-6

  Notes to Consolidated Financial Statements................     F-7

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

  Interim Consolidated Balance Sheets as of March 31, 2000
    and December 31, 1999...................................    F-26

  Interim Consolidated Statements of Income for the Three
    Months ended March 31, 2000 and 1999....................    F-27

  Interim Consolidated Statements of Cash Flows for the
    Three Months ended March 31, 2000 and 1999..............    F-28

  Notes to Interim Consolidated Financial Statements........    F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Invitrogen Corporation:

    We have audited the accompanying consolidated balance sheets of Invitrogen Corporation (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Invitrogen Corporation and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

San Diego, California
March 1, 2000

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                     ASSETS
Current Assets:
  Cash and cash equivalents.................................  $102,221   $ 2,329
  Short-term investments....................................        --     4,214
  Accounts receivable, net of allowance for doubtful
    accounts of $835 and $616...............................    11,518     8,356

  Note receivable officer...................................        --       150
  Inventories...............................................     7,490     5,947
  Income taxes receivable...................................     4,495        --
  Deferred income taxes.....................................     3,561     1,057
  Prepaid expenses and other current assets.................     1,052     1,433
                                                              --------   -------

    Total current assets....................................   130,337    23,486
Property and Equipment, net.................................    21,582    18,806
Intangible Assets, net......................................     4,199     1,980
Deferred income taxes.......................................       117       106
Other Assets................................................       440     1,244
                                                              --------

    Total assets............................................  $156,675   $45,622
                                                              ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable to bank.....................................  $    415   $ 1,512
  Current portion of long term obligations..................     6,211     1,255
  Accounts payable..........................................     4,301     4,453
  Accrued expenses..........................................     5,181     3,086
  Income taxes payable......................................     1,680     1,002
                                                              --------

    Total current liabilities...............................    17,788    11,308
                                                              --------

Long term obligations.......................................     7,256     8,033
                                                              --------

Deferred income taxes.......................................       439       322
                                                              --------
Commitments and contingencies
Non-voting Redeemable Common Stock of Invitrogen B.V;
  Subsidiary common stock, 66,000 shares authorized; no
  shares issued or outstanding on December 31, 1999 and
  18,000 issued and outstanding on December 31, 1998........        --     1,599
                                                              --------   -------
Convertible Redeemable Preferred Stock; $0.01 par value,
  2,202,942 shares authorized; no shares issued or
  outstanding on December 31, 1999 and 2,202,942 shares
  issued and outstanding on December 31, 1998...............        --    16,141
                                                              --------   -------

Stockholders' Equity:
Common stock; $0.01 par value, 50,000,000 shares authorized;
  22,271,140 and 13,148,035 shares issued and outstanding at
  December 31, 1999 and 1998, respectively..................       223       131
Additional paid-in-capital..................................   121,269     6,399
Deferred compensation.......................................      (746)     (962)
Value of common stock designated pursuant to Employee Stock
  Ownership Plan............................................        --       100
Accumulated other comprehensive loss........................      (520)      (40)
Retained earnings...........................................    10,966     2,591
                                                              --------   -------

    Total stockholders' equity..............................   131,192     8,219
                                                              --------   -------

    Total liabilities and stockholders' equity..............  $156,675   $45,622
                                                              ========   =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
Revenues....................................................   $92,880     $70,567    $ 55,334
Cost of Revenues............................................    32,862      26,443      22,713
                                                               -------     -------    --------

  Gross margin..............................................    60,018      44,124      32,621
Operating Expenses:
  Sales and marketing.......................................    16,235      13,165       9,935
  General and administrative................................    12,139      11,066       9,564
  Research and development..................................    14,699      11,201       7,545
  Merger costs..............................................     4,379          --          --
                                                               -------     -------    --------

      Total operating expenses..............................    47,452      35,432      27,044
                                                               -------     -------    --------

      Income from operations................................    12,566       8,692       5,577
                                                               -------     -------    --------

Other Income (Expense):
  Net gains (losses) on foreign currency transactions.......       (90)         25         145
  Interest and other expense................................      (866)       (910)       (698)
  Interest and other income.................................     2,229         700         239
                                                               -------     -------    --------
                                                                 1,273        (185)       (314)
                                                               -------     -------    --------
Income before provision for income taxes....................    13,839       8,507       5,263
Provision for income taxes..................................     4,779       2,988       1,846
                                                               -------     -------    --------

Net income..................................................     9,060       5,519       3,417
  Less: Preferred stock dividends...........................      (163)       (900)       (475)
    Accretion of non-voting redeemable common stock.........       (74)       (204)       (175)
      Adjustment to beneficial conversion feature related to
        convertible preferred stock.........................       985          --     (15,000)
                                                               -------     -------    --------
          Net income (loss) applicable to common shares.....   $ 9,808     $ 4,415    $(12,233)
                                                               =======     =======    ========
Earnings (loss) per share:
  Basic.....................................................   $  0.51     $  0.29    $  (0.83)
                                                               =======     =======    ========
  Diluted...................................................   $  0.45     $  0.26    $  (0.83)
                                                               =======     =======    ========

Weighted average shares used in per share calculation:
  Basic.....................................................    19,069      15,352      14,661
  Diluted...................................................    21,629      17,083      14,661

  The accompanying notes are an integral part of these consolidated financial statements.

                    INVITROGEN CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                  COMMON STOCK
                                                                                    -----------------------------------------
                                                                 COMMON STOCK            SERIES A              SERIES B
                                                              -------------------   -------------------   -------------------
                                                               SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                                              --------   --------   --------   --------   --------   --------
Balance at December 31, 1996................................    5,722      $ 57       7,226      $ --       1,188      $ --
Recapitalization of stock...................................    8,414        84      (7,226)       --      (1,188)       --
Value of common stock designated pursuant to Employee Stock
  Ownership Plan............................................       --        --          --        --          --        --
Deferred compensation.......................................       --        --          --        --          --        --
Amortization of deferred compensation expense...............       --        --          --        --          --        --
Common stock issued under employee plans....................      202         2          --        --          --        --
Shareholder equity contribution.............................       --        --          --        --          --        --
Repurchase of common stock..................................   (1,189)      (12)         --        --          --        --
Beneficial conversion feature related to convertible
  preferred stock...........................................       --        --          --        --          --        --
Accretion of beneficial conversion feature related to
  convertible preferred stock...............................       --        --          --        --          --        --
Preferred and common stock dividends declared and accretion
  of redemption value over stated value on subsidiary common
  stock.....................................................       --        --          --        --          --        --
Foreign currency translation adjustment.....................       --        --          --        --          --        --
Net income..................................................       --        --          --        --          --        --
Balance at December 31, 1997................................   13,149       131          --        --          --        --
                                                               ------      ----      ------      ----      ------      ----
Value of common stock designated pursuant to Employee Stock
  Ownership Plan............................................       --        --          --        --          --        --
Deferred compensation.......................................       --        --          --        --          --        --
Amortization of deferred compensation expense...............       --        --          --        --          --        --
Common stock issued under employee plans....................       33        --          --        --          --        --
Shareholder equity contribution.............................       --        --          --        --          --        --
Tax effect of exercise of stock options.....................       --        --          --        --          --        --
Repurchase of common stock..................................      (34)       --          --        --          --        --
Stock option issued to acquire Morphagen, Inc...............       --        --          --        --          --        --
Preferred and common stock dividends declared and accretion
  of redemption value over stated value on subsidiary common
  stock.....................................................       --        --          --        --          --        --
Foreign currency translation adjustment.....................       --        --          --        --          --        --
Net income..................................................       --        --          --        --          --        --
                                                               ------      ----      ------      ----      ------      ----
Balance at December 31, 1998................................   13,148       131          --        --          --        --
Initial public stock offering...............................    3,525        36          --        --          --        --
Conversion of redeemable preferred stock....................    2,203        22          --        --          --        --
Adjustment to beneficial conversion feature related to
  convertible preferred stock...............................       --        --          --        --          --        --
Accretion of beneficial conversion feature related to
  convertible preferred stock...............................       --        --          --        --          --        --
Secondary stock offering....................................    2,400        24          --        --          --        --
Deferred compensation.......................................       --        --          --        --          --        --
Amortization of deferred compensation expense...............       --        --          --        --          --        --
Common stock issued under employee plans....................      995        10          --        --          --        --
Shareholder equity contribution.............................       --        --          --        --          --        --
Tax effect of exercise of stock options.....................       --        --          --        --          --        --
Preferred and common stock dividends declared and accretion
  of redemption value over stated value on subsidiary common
  stock.....................................................       --        --          --        --          --        --
Foreign currency translation adjustment.....................       --        --          --        --          --        --
Net income..................................................       --        --          --        --          --        --
                                                               ------      ----      ------      ----      ------      ----
Balance at December 31, 1999................................   22,271      $223          --      $ --          --      $ --
                                                               ======      ====      ======      ====      ======      ====

                                                                                                          ACCUMULATED
                                                                                            EMPLOYEE         OTHER
                                                              ADDITIONAL                   OWNERSHIP     COMPREHENSIVE   RETAINED
                                                               PAID-IN       DEFERRED         PLAN          INCOME       EARNINGS
                                                               CAPITAL     COMPENSATION   CONTRIBUTION      (LOSS)       (DEFICIT)
                                                              ----------   ------------   ------------   -------------   ---------
Balance at December 31, 1996................................   $  5,698       $  --           $ 100          $ (29)       $ 2,791
Recapitalization of stock...................................        (84)         --              --             --             --
Value of common stock designated pursuant to Employee Stock
  Ownership Plan............................................         --          --             100             --             --
Deferred compensation.......................................        664        (664)             --             --             --
Amortization of deferred compensation expense...............         --         169              --             --             --
Common stock issued under employee plans....................        258          --            (100)            --             --
Shareholder equity contribution.............................        147          --              --             --             --
Repurchase of common stock..................................     (1,437)         --              --             --         (6,385)
Beneficial conversion feature related to convertible
  preferred stock...........................................     15,000          --              --             --             --
Accretion of beneficial conversion feature related to
  convertible preferred stock...............................    (15,000)         --              --             --             --
Preferred and common stock dividends declared and accretion
  of redemption value over stated value on subsidiary common
  stock.....................................................         --          --              --             --           (990)
Foreign currency translation adjustment.....................         --          --              --            (95)            --
Net income..................................................         --          --              --             --          3,417

Balance at December 31, 1997................................      5,246        (495)            100           (124)        (1,167)
                                                               --------       -----           -----          -----        -------
Value of common stock designated pursuant to Employee Stock
  Ownership Plan............................................         --          --             100             --             --
Deferred compensation.......................................        683        (683)             --             --             --
Amortization of deferred compensation expense...............         --         216              --             --             --
Common stock issued under employee plans....................        130          --            (100)            --             --
Shareholder equity contribution.............................        205          --              --             --             --
Tax effect of exercise of stock options.....................        138          --              --             --             --
Repurchase of common stock..................................       (150)         --              --             --             --
Stock option issued to acquire Morphagen, Inc...............        147          --              --             --             --
Preferred and common stock dividends declared and accretion
  of redemption value over stated value on subsidiary common
  stock.....................................................         --          --              --             --         (1,761)
Foreign currency translation adjustment.....................         --          --              --             84             --
Net income..................................................         --          --              --             --          5,519
                                                               --------       -----           -----          -----        -------
Balance at December 31, 1998................................      6,399        (962)            100            (40)         2,591

Initial public stock offering...............................     48,093          --              --             --             --
Conversion of redeemable preferred stock....................        729          --              --             --             --
Adjustment to beneficial conversion feature related to
  convertible preferred stock...............................       (985)         --              --             --             --
Accretion of beneficial conversion feature related to
  convertible preferred stock...............................        985          --              --             --             --
Secondary stock offering....................................     56,443          --              --             --             --
Deferred compensation.......................................        126        (126)             --             --             --
Amortization of deferred compensation expense...............        (20)        342              --             --             --
Common stock issued under employee plans....................      3,219          --            (100)            --             --
Shareholder equity contribution.............................         80          --              --             --             --
Tax effect of exercise of stock options.....................      6,200          --              --             --             --
Preferred and common stock dividends declared and accretion
  of redemption value over stated value on subsidiary common
  stock.....................................................         --          --              --             --           (685)
Foreign currency translation adjustment.....................         --          --              --           (480)            --
Net income..................................................         --          --              --             --          9,060
                                                               --------       -----           -----          -----        -------
Balance at December 31, 1999................................   $121,269       $(746)             --          $(520)       $10,966
                                                               ========       =====           =====          =====        =======


                                                              STOCKHOLDERS'   COMPREHENSIVE
                                                                 EQUITY          INCOME
                                                              -------------   -------------
Balance at December 31, 1996................................     $  8,617        $   --
Recapitalization of stock...................................           --            --
Value of common stock designated pursuant to Employee Stock
  Ownership Plan............................................          100            --
Deferred compensation.......................................           --            --
Amortization of deferred compensation expense...............          169            --
Common stock issued under employee plans....................          160            --
Shareholder equity contribution.............................          147            --
Repurchase of common stock..................................       (7,834)           --
Beneficial conversion feature related to convertible
  preferred stock...........................................      (15,000)           --
Accretion of beneficial conversion feature related to
  convertible preferred stock...............................       15,000            --
Preferred and common stock dividends declared and accretion
  of redemption value over stated value on subsidiary common
  stock.....................................................         (990)           --
Foreign currency translation adjustment.....................          (95)          (95)
Net income..................................................        3,417         3,417
                                                                                 ------
Balance at December 31, 1997................................        3,691        $3,322
                                                                 --------        ======
Value of common stock designated pursuant to Employee Stock
  Ownership Plan............................................          100            --
Deferred compensation.......................................           --            --
Amortization of deferred compensation expense...............          216            --
Common stock issued under employee plans....................           30            --
Shareholder equity contribution.............................          205            --
Tax effect of exercise of stock options.....................          138            --
Repurchase of common stock..................................         (150)           --
Stock option issued to acquire Morphagen, Inc...............          147            --
Preferred and common stock dividends declared and accretion
  of redemption value over stated value on subsidiary common
  stock.....................................................       (1,761)           --
Foreign currency translation adjustment.....................           84            84
Net income..................................................        5,519         5,519
                                                                 --------        ------
Balance at December 31, 1998................................        8,219        $5,603
                                                                                 ======
Initial public stock offering...............................       48,129            --
Conversion of redeemable preferred stock....................          751            --
Adjustment to beneficial conversion feature related to
  convertible preferred stock...............................          985            --
Accretion of beneficial conversion feature related to
  convertible preferred stock...............................         (985)           --
Secondary stock offering....................................       56,467            --
Deferred compensation.......................................           --            --
Amortization of deferred compensation expense...............          322            --
Common stock issued under employee plans....................        3,129            --
Shareholder equity contribution.............................           80            --
Tax effect of exercise of stock options.....................        6,200            --
Preferred and common stock dividends declared and accretion
  of redemption value over stated value on subsidiary common
  stock.....................................................         (685)           --
Foreign currency translation adjustment.....................         (480)         (480)
Net income..................................................        9,060         9,060
                                                                 --------        ------
Balance at December 31, 1999................................     $131,192        $8,580
                                                                 ========        ======

  The accompanying notes are an integral part of these consolidated financial statements.

                    INVITROGEN CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  9,060   $  5,519   $ 3,417
  Adjustments to reconcile net income to net cash provided
    by operating activities:
  Depreciation and amortization.............................     4,464      3,227     2,355
  Amortization of deferred compensation.....................       322        216       169
  Employee stock ownership plan contribution................        --        100       100
  Deferred income taxes.....................................      (700)        45      (676)
  Non-cash write-off of investments.........................        --         --       330
  Non-cash merger related costs.............................     1,820         --        --
  Other non-cash adjustments................................       409         22       161
  Changes in operating assets and liabilities:
    Accounts receivable.....................................    (3,383)    (2,172)   (1,429)
    Inventories.............................................    (1,623)    (2,385)      (32)
    Prepaid expenses and other current assets...............      (138)      (713)     (171)
    Other assets............................................       406       (530)     (310)
    Accounts payable........................................       (80)     1,974       724
    Accrued expenses........................................     2,172      1,022       358
    Income taxes payable....................................       703        469      (172)
                                                              --------   --------   -------
      Net cash provided by operating activities.............    13,432      6,794     4,824
                                                              --------   --------   -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Change in short term investments..........................     4,214       (438)   (3,777)
  Payment received on note receivable from officer..........       150         --       415
  Purchases of property and equipment.......................    (5,228)   (10,070)   (4,284)
  Payments for intangible assets............................    (1,724)      (926)     (249)
  Investment in related party...............................        --         --      (500)
                                                              --------   --------   -------
      Net cash used in investing activities.................    (2,588)   (11,434)   (8,395)
                                                              --------   --------   -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances (principal payments) on lines of credit, net.....    (1,067)      (568)      812
  Proceeds from long term obligations.......................     1,916      4,708     1,447
  Principal payments on long term obligations...............    (2,268)    (2,338)   (1,747)
  Proceeds from sale of preferred stock.....................        --         --    14,766
  Proceeds from sale of common stock and equity
    contributions...........................................   108,019        235       308
  Redemption of preferred and common stock and payment of
    accrued dividends.......................................   (17,507)      (657)     (340)
  Repurchase of common stock................................        --       (150)   (7,834)
                                                              --------   --------   -------
      Net cash provided by financing activities.............    89,093      1,230     7,412
  Effect of exchange rate changes on cash...................       (45)       183      (105)
                                                              --------   --------   -------
      Net increase (decrease) in cash and cash
       equivalents..........................................    99,892     (3,227)    3,736
  Cash and cash equivalents, beginning of period............     2,329      5,556     1,820
                                                              --------   --------   -------
  Cash and cash equivalents, end of period..................  $102,221   $  2,329   $ 5,556
                                                              ========   ========   =======

NONCASH INVESTING AND FINANCING ACTIVITIES:
  Conversion of Convertible Redeemable Preferred Stock into
    Redeemable Preferred Stock..............................  $ 14,015   $     --   $    --
                                                              ========   ========   =======
  Conversion of Redeemable Preferred Stock into Common
    Stock...................................................  $    751   $     --   $    --
                                                              ========   ========   =======
  Preferred dividends declared..............................  $    163   $    900   $   475
                                                              ========   ========   =======
  Accretion of redemption value for redeemable common
    stock...................................................  $     74   $    204   $   175
                                                              ========   ========   =======
  Deferred compensation.....................................  $    164   $    683   $   664
                                                              ========   ========   =======
  Contribution of common stock to ESOP......................  $    100   $    100   $   100
                                                              ========   ========   =======
  Note issued for patent rights.............................  $  1,000   $     --   $    --
                                                              ========   ========   =======
  Property acquired with debt...............................  $  3,500   $     --   $    --
                                                              ========   ========   =======
  Converted deposit to note receivable-officer..............  $     --   $    150   $    --
                                                              ========   ========   =======
  Options issued for assets of Morphagen, Inc...............  $     --   $    147   $    --
                                                              ========   ========   =======
  Note issued for Serva product line assets acquired........  $     --   $    500   $    --
                                                              ========   ========   =======
  Accretion of beneficial conversion feature of convertible
    preferred stock.........................................  $     --   $     --   $15,000
                                                              ========   ========   =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $    588   $    709   $   692
                                                              ========   ========   =======
  Cash paid for income taxes................................  $  3,659   $  1,971   $ 1,980
                                                              ========   ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

1.  BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

    Invitrogen Corporation (the "Company") was incorporated in the state of California on September 29, 1989. The Company operates in one business segment which develops, manufactures and sells products designed to facilitate molecular biology research. The Company sells its products to researchers at universities, corporations, and research institutions throughout North America, the Pacific Rim and Europe. In 1997, the Company changed its state of incorporation to Delaware. In connection with the Company's recapitalization, all of the Series A common stock and Series B common stock of the former California Corporation were converted to the common stock of the new Delaware corporation; accordingly, Series A common stock and Series B common stock ceased to exist (see Note 3).

    On August 17, 1999, the Company consummated a merger with NOVEX, in a stock-for-stock transaction (see Note 2). NOVEX, formerly known as Novel Experimental Technology, a California Corporation, was incorporated on April 5, 1989. NOVEX manufactures protein and nucleic acid electrophoresis gels and related equipment, solutions, standards, and fine chemicals, primarily for use in research laboratories. On February 2, 2000, the Company consummated a merger with Research Genetics, an Alabama Corporation, incorporated on June 1, 1994 (see Note 2). Research Genetics supplies products and services for functional genomics and gene-based drug discovery research. These transactions have been accounted for as pooling of interests' and, accordingly, the Company's consolidated financial statements have been restated for all periods prior to the business combinations to include the financial results of Invitrogen, NOVEX and Research Genetics.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its 100% controlled subsidiaries, Invitrogen B.V., which commenced operations in The Netherlands in April 1993, NOVEX Electrophoresis GmbH (formerly known as Anamed GmbH), which commended operations in Germany in December 1992, Serva GmbH, incorporated in Germany in May 1998, Invitrogen Export Company, Ltd., a foreign sales corporation incorporated in 1996 and NOVEX International Sales Corporation, incorporated in February 1997. All significant intercompany accounts and transactions have been eliminated in consolidation.

CONCENTRATIONS OF RISKS

SEGMENT AND GEOGRAPHIC DATA. The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" and has determined that it operates in one business segment dedicated to molecular biology research. The

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

1. BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Company does not report product line information as it would be impracticable to do so. Information about the Company by geographic area is as follows:

                                                     1999       1998       1997
(IN THOUSANDS)                                     --------   --------   --------
Product sales to unrelated customers located in:
  North America..................................  $62,952    $48,172    $39,987
  Europe.........................................   22,475     17,089     10,672
  Pacific Rim....................................    5,728      4,023      3,538
                                                   -------    -------    -------
      Total product revenue......................  $91,155    $69,284    $54,197
                                                   =======    =======    =======
Net long-lived assets located in:
  North America..................................  $19,139    $15,426
  Europe.........................................    2,443      3,380
                                                   -------    -------
      Total net long-lived assets................  $21,582    $18,806
                                                   =======    =======

CUSTOMERS. Approximately $39.5 million, $29.7 million and $23.9 million, or 42%, 42% and 43% of the Company's revenues during the years ended December 31, 1999, 1998, and 1997, respectively, were derived from university and research institutions which management believes are, to some degree, directly or indirectly supported by the U.S. Government. A change in current research fundings, particularly with respect to the National Institute of Health, may have an adverse impact on the Company's future results of operations.

REVENUE RECOGNITION

    Revenues from product sales are recognized upon shipment to the customer. The Company does not receive material upfront fees; those that are received are deferred and recognized upon shipment to the customers. Grant revenue is recorded as earned, as defined within the specific agreements and is not refundable. Grant revenue was $1.7 million, $1.3 million and $1.1 million in 1999, 1998 and 1997, respectively. Cost of grant revenue is included in research and development.

    Royalty revenue is recognized when earned, generally upon the receipt of cash, and is not refundable.

CASH, CASH EQUIVALENTS AND SHORT TERM INVESTMENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 1999 and 1998 consist primarily of U.S. Treasury and government agency obligations, commercial paper and dividend-bearing securities.

INVENTORIES

    Inventories are stated at lower of cost (first-in, first-out method) or market. The Company reviews the components of its inventory on a quarterly basis for excess, obsolete and impaired inventory and makes appropriate dispositions as obsolete stock is identified.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

1. BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (3 to 39 years) using the straight-line method. Amortization of leasehold improvements is computed on the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

INTANGIBLE ASSETS

    Intangible assets represent patents, license agreements and genome libraries, are recorded at cost and are amortized on a straight-line basis over estimated useful lives of 3 to 17 years. The excess of cost over the fair value of the net tangible assets purchased (goodwill) arose from the Company's 1996 acquisition of its wholly-owned subsidiary, NOVEX Electrophoresis GmbH, and is being amortized over ten years.

LONG-LIVED ASSETS

    The Company has adopted Statement of Financial Accounting Standards
No. 121, "Accounting for the Impairment of Long-Lived Assets." The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of its long-lived assets. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate income from operations and positive cash flow in future periods as well as the strategic significance of any intangible asset in the Company's business objectives.

RESEARCH AND DEVELOPMENT COSTS

    All research and development costs are charged to operations as incurred.

INCOME TAXES

    The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Statement Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

1. BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FOREIGN CURRENCY TRANSLATION

    The balance sheet accounts of the Company's foreign operations are translated from their respective foreign currencies into U.S. dollars at the exchange rate in effect at the balance sheet date and revenue and expense accounts are translated using an average exchange rate during the period of recognition. The effects of translation are recorded as a separate component of stockholders' equity. Exchange gains and losses arising from transactions denominated in foreign currencies are recorded using the actual exchange differences on the date of the transaction and are included in the Consolidated Statements of Income.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of all financial instruments such as cash equivalents, foreign cash accounts, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of the Company's line of credit and obligations under capital leases approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

COMPUTATION OF EARNINGS PER SHARE

    The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share." SFAS No. 128 requires companies to compute basic and diluted per share data for all periods for which an income statement is presented. Basic earnings per share was computed by dividing net income applicable to common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if the income were divided by the weighted-average number of common shares and potential common shares from outstanding stock options. Potential common shares were calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company's outstanding options. Diluted earnings per share does not consider the impact of the conversion of outstanding redeemable convertible preferred stock as its inclusion would be anti-dilutive for all periods presented. Potentially dilutive securities are not considered in the calculation of net loss per share as their impact would be antidilutive.

COMPREHENSIVE INCOME

    The Company has implemented Statement of Financial Accounting Standards
No. 130 "Comprehensive Income." This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Accordingly, in addition to reporting net income under the current rules, the Company is required to display the impact of any fluctuations in its foreign currency translation adjustments as a component of comprehensive income and to display an amount representing total comprehensive income for each period presented.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

1. BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." This SAB summarizes the SEC's view in applying generally accepted accounting principles to revenue recognition in financial statements. This SAB is effective for all registrants during the second quarter of fiscal 2000. Management has reviewed the impact of SAB 101 on the Company's financial statements, and does not believe that its adoption will have a material impact on the Company's financial statements.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This Statement was amended by SFAS
No. 137 which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is effective for our first quarter in the fiscal year ending March 31, 2001 and is not expected to have a material effect on our financial position or results of operations.

RECLASSIFICATIONS

    Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

2.  BUSINESS COMBINATIONS

RESEARCH GENETICS MERGER

    On February 2, 2000, the Company completed a merger with Research Genetics, a privately held U.S. company that supplies products and services for functional genomics and gene-based drug discovery research. The Company issued 3.2 million shares of common stock for all of the outstanding common stock of Research Genetics. The transaction has been accounted for as a pooling of interests and qualifies as a tax free exchange. Costs incurred as a result of the merger and related integration are expected to be $6.4 million and are subject to change. These costs were expensed in February 2000 upon completion of the merger. The combined results of operations of Invitrogen and Research Genetics are presented as if the merger had occurred at the beginning of the periods presented.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

2.  BUSINESS COMBINATIONS (CONTINUED)
NOVEX MERGER


    On August 17, 1999, the Company consummated a merger with NOVEX, in a stock-for-stock transaction. NOVEX manufactures protein and nucleic acid electrophoresis gels and related equipment, solutions, standards, and fine chemicals, primarily for use in research laboratories.


    Invitrogen issued 2,530,124 shares of common stock in exchange for all the outstanding shares of NOVEX stock based on an exchange ratio of approximately
 .23188 shares of Invitrogen common stock for each share of NOVEX common stock. Invitrogen also assumed and exchanged all options to purchase NOVEX common stock for options to purchase 469,678 shares of Invitrogen common stock. The merger is intended to qualify as a tax-free reorganization and has been accounted for as a pooling of interests. In August 1999, after the merger was completed, the Company recorded $4.4 million in merger-related costs. These costs included transaction costs to complete the merger, severance, write-downs of duplicate property, plant and equipment and other costs to close duplicate facilities. The duplicate facilities were located in San Diego, California and in Frankfurt, Germany and the closure of these facilities included workforce reductions of approximately 45 employees in 1999 and 22 in 2000. It is expected that the closure of the duplicate facilities will be completed by the end of 2000. At December 31, 1999 the Company had $1.7 million remaining in accrued merger related costs, which are subject to change.

    Prior to the merger, NOVEX used a fiscal year ending March 31. In order to report the combined results on a consistent basis, NOVEX's fiscal years have been recast to a twelve-month period ended December 31, for all periods presented. These recast results have been combined with the corresponding fiscal years ended December 31, 1999, 1998 and 1997, of Invitrogen to arrive at the financial information presented. The combined results of operations of Invitrogen and NOVEX are presented as if the merger had occurred at the beginning of the periods presented.

    The reconciliations of revenues and net income previously reported prior to the respective mergers by the separate companies to the combined results reported in the Consolidated Statements of Income for the years ended
December 31, 1999, 1998 and 1997 are as follows:

                                                     1999       1998       1997
(IN THOUSANDS)                                     --------   --------   --------
Revenues:
Invitrogen.......................................  $49,530    $31,414    $24,965
Research Genetics................................   24,581     17,006     14,331
NOVEX............................................   18,807     22,293     16,240
Intercompany sales...............................      (38)      (146)      (202)
                                                   -------    -------    -------
                                                   $92,880    $70,567    $55,334
                                                   =======    =======    =======

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

2.  BUSINESS COMBINATIONS (CONTINUED)

                                                        1999       1998       1997
(IN THOUSANDS)                                        --------   --------   --------
Net Income:
Invitrogen..........................................   $5,526     $2,978     $2,524
Research Genetics...................................    2,395      1,289        982
NOVEX...............................................    1,139      1,252        (89)
                                                       ------     ------     ------
                                                       $9,060     $5,519     $3,417
                                                       ======     ======     ======

SERVA ACQUISITION

    In May 1998, the Company purchased the assets of the Serva product line from Boehringer Ingelheim Bioproducts Partnership ("Boehringer Ingelheim") in Heidelberg, Germany. The purchase price was $1.5 million comprised of $.8 million in cash, acquisition costs of $.2 million, and a promissory note for $.5 million. The assets acquired include inventory and property with an estimated fair value of $1.5 million. Revenues, expenses and acquired assets relating to this product line are included in the consolidated financial statements from the date of acquisition.

3.  RELATED PARTY TRANSACTIONS

INVESTMENT IN MORPHAGEN, INC.

    In February 1997, the Company entered into an agreement with Morphagen, Inc., a start-up company, for an initial investment of $500,000 in exchange for 109,850 shares of Series A Preferred Stock of Morphagen, Inc. The former president of Morphagen, Inc. is the spouse of a member of the board of directors of the Company. On November 3, 1998, the Company acquired all of the outstanding common stock of Morphagen, Inc. which the Company did not already own for 50,000 options to purchase company stock at $8.50 per share. In connection with this acquisition, the Company recorded $147,000 as additional paid-in capital representing the estimated fair value of the options issued.

RESEARCH GENETICS

    Related party transactions consist of minor pass-through arrangements with various start-up biotech companies in which the President of Research Genetics holds a nominal equity interest.

COMMON STOCK

    In connection with the Company's recapitalization in 1997, all of the Series A common stock and Series B common stock of the former California Corporation were converted to the common stock of the new Delaware corporation; accordingly, Series A common stock and Series B common stock ceased to exist.

SERIES A. All outstanding shares of Series A common stock have been issued to founders, directors, employees or consultants of the Company pursuant to agreements which entitles the Company to repurchase the shares at the current market value in the event of termination of employment.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

3.  RELATED PARTY TRANSACTIONS (CONTINUED)
SERIES B. All outstanding shares of Series B common stock have been issued to the president and majority stockholder of the Company. The Series B common stock has the same rights, preferences, privileges and restrictions of Series A common stock except the Series B shares may not vote in the election of directors of the Company. In 1997, the Company converted all the outstanding Series B common stock to Series A common stock on a one to one basis.

4.  INVENTORIES

    Inventories include material, labor and overhead costs and consist of the following at December 31:

                                                                1999       1998
(IN THOUSANDS)                                                --------   --------
Raw materials and components................................   $1,962     $1,787
Work in process.............................................    1,082      1,217
Finished goods..............................................    4,446      2,943
                                                               ------     ------
                                                               $7,490     $5,947
                                                               ======     ======

5.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31:

                                                            1999       1998
(IN THOUSANDS)                                            --------   --------
Land....................................................  $  5,592   $  2,107
Building and improvements...............................     5,845      5,304
Machinery and equipment.................................    21,941     20,225
Leasehold improvements..................................     1,969      1,516
Construction in process.................................        10        302
                                                          --------   --------
                                                            35,357     29,454
Accumulated depreciation and amortization...............   (13,775)   (10,648)
                                                          --------   --------
                                                          $ 21,582   $ 18,806
                                                          ========   ========

6.  INTANGIBLE ASSETS

    Intangible assets consist of the following at December 31:

                                                                1999       1998
(IN THOUSANDS)                                                --------   --------
Licensing agreements (see Note 11)..........................   $2,841     $  984
Patents and trademarks......................................    1,259        848
Genome libraries............................................      806        350
Goodwill....................................................      156        156
Other.......................................................       49         49
                                                               ------     ------
                                                                5,111      2,387
Accumulated amortization....................................     (912)      (407)
                                                               ------     ------
                                                               $4,199     $1,980
                                                               ======     ======

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

7.  ACCRUED EXPENSES

    Accrued expenses consist of the following at December 31:

                                                                1999       1998
(IN THOUSANDS)                                                --------   --------
Accrued purchases...........................................   $  733     $  931
Accrued payroll and related expenses........................    1,482      1,148
Accrued benefit plan contributions..........................      692        254
Accrued merger related costs................................    1,661         --
Customer prepayments........................................      171        192
Accrued other...............................................      442        561
                                                               ------     ------
                                                               $5,181     $3,086
                                                               ======     ======

8.  LINES OF CREDIT

    The Company has an available line of credit for advances up to $3 million. The credit facility bears interest at the bank's Libor rate (6.5% at December 31, 1999) plus 2% or the bank's prime rate (8.5% at December 31, 1999). The line of credit expires on October 1, 2001. No amounts were outstanding on this credit facility at December 31, 1999. The line is collateralized by assets with a net book value of $135.5 million at December 31, 1999. The line of credit agreement contains various normal and customary financial covenants, which the Company was in compliance with for all periods presented.

    In February and March 2000, due to sufficient cash balances, the Company terminated certain revolving line of credit facilities with banks for advances totaling up to $2.7 million. At December 31, 1999, $415,000 was outstanding on these lines and $2,285,000 was available. The outstanding balances on the lines were paid in full in January and March 2000.

9.  LONG TERM OBLIGATIONS

    The Company leases certain equipment under capital leases which are due in aggregate monthly installments of $8,000 and mature at various dates through November 2002. Property and equipment, net, at December 31, 1999 and 1998, include approximately $326,000 and $398,000, respectively, of equipment under capital leases which have been capitalized.

    Long term obligations consist of the following at December 31:

                                                                1999       1998
(IN THOUSANDS)                                                --------   --------
Notes payable to SouthTrust Bank, paid in full March 2000...  $ 8,855    $ 3,862
Bonds payable to State Industrial Development Authority of
  Alabama, interest due monthly, principal due annually
  through 2008, variable rate interest, supported by a
  letter of credit for $3.6 million with a bank.............    2,880      3,120
Note payable to Molecular Biology Resources, principal and
  interest due annually through June 2003, with interest at
  6%, supported by a standby letter of credit with a bank...    1,030         --
Note payable to Boehringer Ingelheim, payable $500 plus
  interest on December 31, 1999, with interest at 8%,
  supported by a standby letter of credit with a bank, paid
  in full January 2000......................................      500        500
Other notes payable.........................................       30      1,668
Capital leases..............................................      172        138
                                                              -------    -------
                                                               13,467      9,288
Less current maturities.....................................   (6,211)    (1,255)
                                                              -------    -------
                                                              $ 7,256    $ 8,033
                                                              =======    =======

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

9.  LONG TERM OBLIGATIONS (CONTINUED)

    The bonds payable represent Variable Rate Industrial Development Revenue Bonds issued for the benefit of Research Genetics. Improvements and equipment acquired with the bond proceeds become the property of the Industrial Development Board of the City of Huntsville, Alabama. The Company has entered into a lease arrangement with the Board whereby the property is leased for one dollar per year through January 1, 2008. The company has an option to purchase the property from the Board for one hundred dollars.

    Maturities of long term obligations at December 31, 1999 are as follows:

                                               YEARS ENDING
                                               DECEMBER 31,
(IN THOUSANDS)                                 ------------
2000.........................................    $ 6,211
2001.........................................      1,375
2002.........................................      1,234
2003.........................................      1,124
2004.........................................        853
Thereafter...................................      2,670
                                                 -------
                                                 $13,467
                                                 =======

10.  INCOME TAXES

    Significant components of the Company's deferred tax assets and liabilities are as follows at December 31:

                                                                1999       1998
(IN THOUSANDS)                                                --------   --------
Deferred tax assets:
  Various accruals..........................................   $  842     $  743
  Net operating loss and credit carryforwards...............    2,147         --
  State taxes...............................................       66         91
  Depreciation and amortization.............................      161         --
  Reserves..................................................      160        141
  Other.....................................................      448        202
                                                               ------     ------
Total deferred tax assets...................................    3,824      1,177
Deferred tax Liabilities:
  Valuation allowance.......................................       --         --
  Depreciation and amortization.............................     (585)      (336)
                                                               ------     ------
Net deferred tax assets.....................................   $3,239     $  841
                                                               ======     ======

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

10.  INCOME TAXES (CONTINUED)
    Income before income taxes includes the following components for the years ended December 31:

                                                       1999       1998       1997
(IN THOUSANDS)                                       --------   --------   --------
United States......................................  $11,224     $7,395     $4,522
Foreign............................................    2,615      1,112        741
                                                     -------     ------     ------
                                                     $13,839     $8,507     $5,263
                                                     =======     ======     ======

    The provision for income taxes consists of the following for the years ended December 31:

                                                       1999       1998       1997
(IN THOUSANDS)                                       --------   --------   --------
Current:
  Federal..........................................  $ 5,183     $2,040     $1,628
  State............................................    1,103        414        363
  Foreign..........................................    1,015        342        334
                                                     -------     ------     ------
Total current provision............................    7,301      2,796      2,325
Deferred:
  Federal..........................................   (2,165)       168       (344)
  State............................................     (357)        24       (135)
                                                     -------     ------     ------
Total deferred provision...........................   (2,522)       192       (479)
                                                     -------     ------     ------
Total provision....................................  $ 4,779     $2,988     $1,846
                                                     =======     ======     ======

    The difference between the provision for income taxes and the amounts that would be obtained by applying the Federal statutory rate to income before income taxes relates primarily to the utilization of certain tax credit and net operating loss carryforwards.

    The provision for income taxes differs from the amount computed by applying the federal statutory rate to the Company's income before provision for income taxes as follows for the years ended December 31:

                                                                1999       1998       1997
(IN THOUSANDS)                                                --------   --------   --------
Federal tax provision at statutory rate.....................   $4,702     $2,892     $1,790
State tax, net of federal benefit...........................      408        460        276
Foreign Sales Corporation Benefit...........................      (98)       (74)       (39)
Research and development and other credits..................     (384)      (455)      (280)
Change in valuation allowance...............................       --        (80)        26
Other.......................................................      151        245         73
                                                               ------     ------     ------
Provision for income taxes..................................   $4,779     $2,988     $1,846
                                                               ======     ======     ======

    The tax benefit associated with the disqualifying dispositions by employees of shares issued in the Company's stock options plans reduced taxes payable by $6,200,000 and $138,000 for 1999 and 1998, respectively. A portion of this benefit was utilized in the current year and has been reflected as additional paid-in capital in the accompanying statement of stockholders' equity.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

11.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company leases certain equipment and its office and manufacturing facilities under operating leases which expire through September 2010. Certain rental commitments provide for specific escalating rental payments and certain commitments have renewal options extending through the year 2015. Rent expense under all operating leases was $1.2 million, $1.3 million and $1.0 million for the years ended December 31, 1999, 1998 and 1997, respectively.

    Future minimum lease commitments for operating leases at December 31, 1999 are as follows:

(IN THOUSANDS)
Years Ending December 31,
2000........................................................    $ 1,475
2001........................................................      1,490
2002........................................................      1,326
2003........................................................      1,335
2004........................................................      1,388
Thereafter..................................................      6,209
                                                                -------
      Total minimum lease payments..........................    $13,223
                                                                =======

LICENSING AGREEMENTS

    The Company manufactures and sells certain products under several licensing agreements. The agreements require royalty payments based upon various percentages of sales or profits from the products. Terms of the agreements generally range from the remaining life of the patent up to twenty years and initial costs are amortized over their terms using the straight-line method. Total royalties paid under the agreements were approximately $1.2 million, $1.4 million and $1.1 million for the years ended December 31, 1999, 1998 and 1997, respectively.

    Certain of the licensing agreements require guaranteed minimum annual royalty payments, to maintain exclusivity. Future minimum guaranteed royalties at December 31, 1999 are as follows:

(IN THOUSANDS)
Years Ending December 31,
2000........................................................    $  643
2001........................................................       708
2002........................................................       693
2003........................................................       696
2004........................................................       660
Thereafter..................................................     2,682
                                                                ------
                                                                $6,082
                                                                ======

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

11.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
PURCHASE COMMITMENTS

    The Company has minimum purchase commitments for inventory from certain vendors. Future minimum guaranteed minimum purchase commitments at December 31, 1999 are as follows:

(IN THOUSANDS)
Years Ending December 31,
2000........................................................    $  812
2001........................................................       837
2002........................................................       987
2003........................................................     1,026
2004........................................................     1,000
Thereafter..................................................     1,871
                                                                ------
                                                                $6,533
                                                                ======

LITIGATION

    The Company and its subsidiaries are subject to claims and from time to time are named as defendants in legal proceedings. In the opinion of management, the amount of ultimate liability, if any, with respect to those actions will not materially affect the financial position or results of operations of the Company.

HEDGING

    At December 31, 1999 the Company had outstanding put options to sell
1.7 million pounds sterling at $1.63 per pound. Additionally, the Company had outstanding call options to purchase 1.7 million pounds sterling at $1.66 per pound. These contracts expire monthly through December 2000. The above contracts had no net value at December 31, 1999.

12.  REDEEMABLE COMMON STOCK OF INVITROGEN B.V.

    Effective February 26, 1993, Invitrogen B.V. entered into a money loan agreement with N.V. Noordelijke Ontwikkelingsmaatschappij, Investment and Development Company for the Northern Netherlands ("NOM"). As of December 31, 1994, the due date of the Loan, the Company had borrowed $618,000, at a 15% effective interest rate, under the agreement which had provisions by which NOM could convert its loan balance to Invitrogen B.V. common stock. On April 7, 1995, the Company, Invitrogen B.V. and NOM entered into a Shareholders' Agreement. As a result, Invitrogen B.V. issued 18,000 shares of non-voting redeemable common stock to NOM in exchange for NLG 1.8 million. The proceeds from the issuance of the non-voting redeemable common stock were utilized to retire the outstanding debt of $618,000 (NLG 1.2 million). The Company redeemed all of the shares on April 7, 1999 for the redemption amount of NLG 3,150,000 (USD $1,507,000).

    The excess of the redemption value over the issue price was accredited by periodic charges to equity over the life of the issue through April 7, 1999.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

13.  PREFERRED STOCK

AUTHORIZED SHARES

    The Company has authorized 6,405,884 shares of preferred stock, designated as follows:

                                                               SHARES
                                                              ---------
Series A cumulative convertible redeemable preferred
  stock.....................................................  2,202,942
Series A redeemable preferred stock.........................  2,202,942
Undesignated preferred stock................................  2,000,000
                                                              ---------
Total preferred shares......................................  6,405,884
                                                              =========

    The Series A Cumulative Convertible Redeemable Preferred Stock ("Convertible Preferred Stock") accrues dividends at a rate of 6% per annum and has a liquidation preference of $6.8091 per share plus accrued and unpaid dividends. Additionally, the Convertible Preferred Stock entitles the holder thereof to elect one director of the Company and vote on certain other significant transactions, voting together as one separate class. The Convertible Preferred Stock may be voluntarily converted upon the election of holders of not less than 66.67% of the voting power of this stock. The rate at which the Convertible Preferred Stock converts to common stock is automatically adjusted in the event of most future issuances of equity securities by the Company below the original purchase price of the Convertible Preferred Stock. After June 18, 2003, any holders of the Convertible Preferred Stock have the right to require the Company to redeem their shares for the original purchase price plus accrued dividends. There were no shares of Convertible Preferred Stock outstanding at December 31, 1999.

    The Series A Redeemable Preferred Stock ("RPS") accrues dividends at 3% per annum and entitles the holder thereof to one vote per outstanding share in the election of one director of the Company, voting together as a separate class. The RPS is redeemable upon the occurrence of a qualified public offering or sale or other qualified event. Upon liquidation, the RPS is entitled to be paid out of the assets of the Company at the redeemable base liquidation amount (original issue price of $6.8091 per share plus accrued dividends) per share determined at the measurement date. There were no shares of RPS outstanding at December 31, 1999.

ISSUED SHARES

    On June 20, 1997, the Company entered into a stock purchase agreement with a group of three investors ("Investors"). The Company sold 2,202,942 shares of Convertible Preferred Stock at $6.8091 per share to the Investors in exchange for $14,766,000, net of issuance costs. Additionally, the Company repurchased and retired 1,101,471 shares of the Company's common stock at $6.8091 per share, representing the fair value of these shares, from certain stockholders of the Company in exchange for $7.5 million. In accordance with EITF D-60, the maximum possible premium to holders of convertible preferred stock ($15 million) was recognized as a beneficial conversion feature through a charge to equity on June 20, 1997, the date the Convertible Preferred Stock first became convertible. This $15 million charge has been recognized as a reduction to earnings available to common stockholders in 1997.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

13.  PREFERRED STOCK (CONTINUED)
SUBSEQUENT CONVERSION AND REDEMPTION

    In February 1999, upon the closing of the Company's IPO (see Note 14), each of the 2,202,942 outstanding shares of Convertible Preferred Stock were automatically converted into 2,202,942 shares of common stock and 2,202,942 shares of RPS. At the closing of the IPO, the RPS was redeemed for $14,015,000 and accumulated dividends on the Convertible Preferred Stock of $1,538,000 were paid. Upon determination of the final redemption price of $14,015,000 at the IPO a credit to equity of $985,000 was recorded which has been reported as an adjustment to Income Available to Common Stockholders in the income statement for the quarter ended March 31, 1999.

14.  COMMON STOCK, INITIAL PUBLIC OFFERING AND SECONDARY STOCK OFFERING

AUTHORIZED SHARES

    In November 1998, the Company amended its bylaws to reflect an increase of authorized shares of common stock from 20,000,000 to 50,000,000.

STOCK SPLIT

    On June 20, 1997, the Company approved a recapitalization which authorized 20,000,000 shares of common stock and a stock split that converted each share of Class A and Class B stock into seven shares of common stock of the Company. All prior period share amounts have been restated to reflect the stock split.

INITIAL PUBLIC OFFERING

    In February 1999, the Company completed its initial public offering and issued 3,525,000 newly issued shares of its Common Stock at a price of $15.00 per share. The Company received $48.1 million in cash, net of underwriting discounts, commissions and other offering costs.

SECONDARY STOCK OFFERING

    In November 1999, the Company completed a secondary stock offering and issued 2,400,000 newly issued shares of its Common Stock at a price of $25.00 per share. The Company received $56.5 million in cash, net of underwriting discounts, commissions and offering costs.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

15.  EARNINGS (LOSS) PER SHARE

    Earnings loss per share is calculated as follows for the years ended December 31:

                                                               1999
                                              --------------------------------------
                                                INCOME         SHARES
                                              (NUMERATOR)   (DENOMINATOR)    AMOUNT
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)      -----------   -------------   --------
Basic EPS:
Income available to common stockholders.....     $9,808         19,069       $0.51
                                                                             =====
Stock options...............................         --          2,560
                                                 ------         ------
Diluted EPS:
Income available to common stockholders plus
  assumed conversions.......................     $9,808         21,629       $0.45
                                                 ======         ======       =====

                                                               1998
                                              --------------------------------------
                                                INCOME         SHARES
                                              (NUMERATOR)   (DENOMINATOR)    AMOUNT
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)      -----------   -------------   --------
Basic EPS:
Income available to common stockholders.....     $4,415         15,352       $0.29
                                                                             =====
Stock options...............................         --          1,731
                                                 ------         ------
Diluted EPS:
Income available to common stockholders plus
  assumed conversions.......................     $4,415         17,083       $0.26
                                                 ======         ======       =====

                                                               1997
                                              --------------------------------------
                                                 LOSS          SHARES
                                              (NUMERATOR)   (DENOMINATOR)    AMOUNT
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)      -----------   -------------   --------
Basic and Diluted EPS:
Loss available to common stockholders.......    $(12,233)       14,661       $(0.83)
                                                ========        ======       ======

------------------------

(1) In accordance with SAB Topic 4D, the Company considers any common stock issuable upon the occurrence of an IPO for little or no consideration as a nominal issuance. In accordance with the above bulletin, the Company has considered 2,202,942 common shares issuable in connection with the conversion of convertible preferred stock to be a nominal issuance and outstanding for all periods since the original issuance of the underlying security.

16.  EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLANS

    The Company previously had an Employee Stock Ownership Plan ("ESOP") for the benefit of all Invitrogen employees. The ESOP was terminated as of December 31, 1998 and the assets of the ESOP were distributed to the participants or rolled into the Invitrogen 401(k) plan or other qualified retirement plans as designated by the participants in December 1999 and January 2000. Contributions of $100,000 were designated for the ESOP for each of the years ended
December 31, 1998 and 1997.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1999, 1998 AND 1997

16.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The Company also has a 401(k)/ESOP plan covering all NOVEX employees. The 401(k)/ESOP plan was terminated as of December 31, 1999. Upon receipt of the IRS Determination Letter, the Company intends to distribute the assets to the participants or roll those assets into the Invitrogen 401(k) plan or other qualified retirement plans as designated by the participants. Previous contributions to the 401(k)/ESOP were based upon a Company match of employee 401(k) salary deferrals, as well as a discretionary percentage of eligible participants' total compensation. The Company made contributions of $117,000, $136,000 and $383,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

SECTION 401(K) PROFIT SHARING PLAN

    The Company has a profit sharing plan which allows each eligible employee to voluntarily make pre-tax deferred salary contributions. The Company may make matching contributions in amounts as determined by the board of directors. The Company made matching contributions of approximately $313,000, $179,000 and $134,000, for the years ended December 31, 1999, 1998 and 1997, respectively.

    The Company also has a 401(k) profit sharing plan that covers all Research Genetics employees who meet minimum participation requirements. Annual compensation may be deferred up to the maximum prescribed by the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 5% of the participant's pre-tax contribution. Matching contributions for the years ended December 31, 1999, 1998 and 1997 were $91,000, $71,000 and $49,000, respectively. The Company intends to terminate this plan and to distribute the assets to the participants or roll those assets into the Invitrogen 401(k) plan or other qualified retirement plans as designated by the participants.

EMPLOYEE STOCK PURCHASE PLAN

    The Company has an employee stock purchase plan which became effective upon the Company's initial public offering in February 1999. During 1999 employees purchased 34,191 shares at an average price of $12.86 per share. As of December 31, 1999 there were 215,809 shares of the Company's common stock reserved for future issuance under the plan.

17.  STOCK OPTION PLANS

    The Company has five stock option plans, the 1995, 1997 and 2000 Invitrogen Corporation Stock Option Plans and the 1996 and 1998 NOVEX Stock Option/Stock Issuance Plans. Under these plans, incentive stock options and non-qualified stock options are granted to eligible employees to purchase shares of the Company's common stock at an exercise price equal to no less than the estimated fair market value of such stock as determined by the Board of Directors on the date of grant.

    The Company recognizes as compensation expense any difference between the exercise price and the fair market value of the common stock on the date of grant based on subsequent valuations of the stock. Stock based compensation expense is deferred and recognized over the vesting period of the stock option. During the years ended December 31, 1999, 1998 and 1997 the Company recognized $322,000, $216,000 and $169,000, respectively, in stock based compensation expense.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               AS OF DECEMBER 31, 1999, 1998 AND 1997 (CONTINUED)

17.  STOCK OPTION PLANS (CONTINUED)

    The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the fixed stock option or stock purchase plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's results of operations would have been reduced to the pro forma amounts indicated below:

(IN THOUSANDS, EXCEPT                                 1999       1998       1997
PER SHARE AMOUNTS)                                  --------   --------   --------
Income (loss) available to common stockholders:
      As reported.................................   $9,808     $4,415    $(12,223)
      Pro forma...................................    7,781      4,181     (12,247)
Basic earnings per share:
      As reported.................................   $ 0.51     $ 0.29    $  (0.83)
      Pro forma...................................     0.41       0.27       (0.84)
Diluted earnings per share:
      As reported.................................   $ 0.45     $ 0.26    $  (0.83)
      Pro forma...................................     0.36       0.24       (0.84)

    Under these four Plans, the Company may grant up to 5,962,875 options, of which 3,430,800 are outstanding and 1,365,359 are available for future issuance at December 31, 1999. Options vest immediately or over a period of time ranging up to five years, are exercisable in whole or in installments, and expire ten years from date of grant.

    A summary of the status of the Company's stock option plans at December 31, 1997, 1998 and 1999 and changes during the periods then ended is presented in the tables below:

                                                                          WTD. AVG.
(IN THOUSANDS, EXCEPT                                  SHARES             EX. PRICE
PER SHARE AMOUNTS)                                    --------            ---------
Outstanding at December 31, 1996....................    3,605              $ 1.01
      Granted.......................................      393              $ 3.88
      Exercised.....................................     (179)             $ 0.90
      Canceled......................................   (1,579)             $ 0.90
                                                       ------

Outstanding at December 31, 1997....................    2,240              $ 1.60
      Granted.......................................    1,429              $ 8.00
      Exercised.....................................      (20)             $ 1.66
      Canceled......................................      (29)             $ 2.80
                                                       ------

Outstanding at December 31, 1998....................    3,620              $ 4.12
      Granted.......................................    1,155              $25.69
      Exercised.....................................     (953)             $ 2.75
      Canceled......................................     (391)             $15.89
                                                       ------

Outstanding at December 31, 1999....................    3,431              $10.40
                                                       ======
Exercisable at December 31, 1999....................    1,540              $ 4.76

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               AS OF DECEMBER 31, 1999, 1998 AND 1997 (CONTINUED)

17.  STOCK OPTION PLANS (CONTINUED)
    At December 31, 1999:

         (OPTIONS IN THOUSANDS)

                                                          WTD. AVG.
                                                          REMAINING
  OPTIONS           OPTIONS           EXERCISE           CONTRACTUAL
OUTSTANDING       EXERCISABLE           PRICE           LIFE IN YEARS
-----------       -----------       -------------       -------------
   1,024               916          $  0.84-$1.78              5.1
   1,108               403          $  3.28-$8.63              8.0
     489               110          $12.00-$19.44              9.0
     787               111          $24.56-$29.75              9.6
      23                --          $47.88-$48.00             10.0
   -----             -----
   3,431             1,540          $       10.40              7.7
   =====             =====

    The fair value of each option grant is estimated on the date of grant using the present value pricing method as described in SFAS No. 123. The underlying assumptions used to estimate the fair values of options granted during the years ended December 31 are as follows:

                                                     1999          1998          1997
                                                   --------      --------      --------
Weighted average risk free interest rate.........     5.55%         5.48%         5.89%
Expected option life.............................  5.4 yrs       8.7 yrs       7.0 yrs
Expected stock price volatility..................       45%            0%            0%
Expected dividend yield..........................       --            --            --
Weighted average fair value of options granted...  $ 12.47       $  3.04       $  1.26

18.  SUBSEQUENT EVENT

CONVERTIBLE SUBORDINATED NOTES

    In March 2000, we issued $172.5 million principal amount of 5.5% convertible subordinated notes (the "Convertible Notes") due March 1, 2007. After expenses, the company received net proceeds of $167.0 million. Interest on the Convertible Notes is payable semi-annually on March 1st and September 1st, commencing in September 2000. The notes were issued at 100% of principal value, and are convertible into 2,024,648 shares of stock at the option of the holder at any time at a price of $85.20 per share. The notes may be redeemed, in whole or in part, at our option on or after March 1, 2003 at a premium of 103.143% of par value which declines annually to par value at maturity date.

    Costs incurred to issue the debt will be deferred and included in other assets in the consolidated balance sheet. These costs will be amortized over the term of the related debt using the effective interest method.

    The Convertible Notes are subordinate to substantially all of the current and future outstanding debt of Invitrogen, including all our secured debt and all debts and liabilities of our subsidiaries. The Convertible Notes are not subordinate to amounts we owe for employee compensation, goods or services we purchase or to amounts we may owe to our subsidiaries.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                      INTERIM CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE DATA)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)    (AUDITED)
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................    $265,411      $102,221
  Accounts and notes receivable, net of allowance for
    doubtful accounts of $835...............................      14,092        11,518
                                                                --------      --------
  Inventories...............................................       7,536         7,490
  Deferred income taxes.....................................      11,923         3,561
  Prepaid expenses and other current assets.................       3,770         5,547
                                                                --------      --------
      Total current assets..................................     302,732       130,337
Property and Equipment, net.................................      22,833        21,581
Intangible Assets, net......................................       4,124         4,199
Deferred income taxes.......................................         117           117
Other Assets................................................       5,859           441
                                                                --------      --------
      Total assets..........................................    $335,665      $156,675
                                                                ========      ========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable to bank.....................................    $     --      $    415
  Current portion of long term obligations..................         813         6,211
  Accounts payable..........................................       2,456         4,300
  Accrued expenses..........................................       7,055         5,181
  Income taxes payable......................................         766         1,681
                                                                --------      --------
      Total current liabilities.............................      11,090        17,788
                                                                --------      --------
Long term obligations.......................................       3,024         7,695
                                                                --------      --------
5.5% Convertible subordinated notes due March 1, 2007.......     172,500            --
                                                                --------      --------
Commitments and contingencies
Stockholders' Equity:
  Common stock; $0.01 par value, 50,000,000 shares
    authorized; 23,297,420 and 22,271,140 shares issued and
    outstanding at March 31, 2000 and December 31, 1999,
    respectively............................................         233           223
  Additional paid-in-capital................................     140,937       121,269
  Deferred compensation.....................................        (595)         (746)
  Accumulated other comprehensive loss......................        (730)         (520)
  Retained earnings.........................................       9,206        10,966
                                                                --------      --------
      Total stockholders' equity............................     149,051       131,192
                                                                --------      --------
      Total liabilities and stockholders' equity............    $335,665      $156,675
                                                                ========      ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                   INTERIM CONSOLIDATED STATEMENTS OF INCOME

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                    FOR THE
                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Revenues....................................................  $27,286    $21,585
Cost of Revenues............................................    9,090      8,097
                                                              -------    -------

  Gross margin..............................................   18,196     13,488
Operating Expenses:
  Sales and marketing.......................................    4,778      3,995
  General and administrative................................    3,595      3,036
  Research and development..................................    3,521      3,455
  Merger costs..............................................    6,427         --
                                                              -------    -------

      Total operating expenses..............................   18,321     10,486
                                                              -------    -------
        Income (loss) from operations.......................     (125)     3,002
                                                              -------    -------

Other Income (Expense):
  Net losses on foreign currency transactions...............     (157)       (61)
  Interest and other expense................................   (1,036)      (183)
  Interest and other income.................................    2,005        229
                                                              -------    -------
                                                                  812        (15)
                                                              -------    -------
Income before provision for income taxes....................      687      2,987
Provision for income taxes..................................    2,447      1,093
                                                              -------    -------

Net income (loss)...........................................   (1,760)     1,894
  Less: Preferred stock dividends...........................       --       (163)
    Accretion of non-voting redeemable common stock.........       --        (56)
      Adjustment to beneficial conversion feature related to
        convertible preferred stock.........................       --        985
                                                              -------    -------
      Net income (loss) applicable to common shares.........  $(1,760)   $ 2,660
                                                              =======    =======

Earnings (loss) per share:
  Basic.....................................................  $ (0.08)   $  0.16
                                                              =======    =======
  Diluted...................................................  $ (0.08)   $  0.14
                                                              =======    =======
Weighted average shares used in per share calculation:
  Basic.....................................................   22,776     16,628
  Diluted...................................................   22,776     18,914


  The accompanying notes are an integral part of these consolidated financial statements.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                    FOR THE
                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ (1,760)  $  1,894
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
  Depreciation and amortization.............................     1,240        954
  Amortization of deferred compensation.....................        46        131
  Deferred income taxes.....................................     3,298        (25)
  Non-cash merger related costs.............................     2,208         --
  Other non-cash adjustments................................        21       (266)
  Changes in operating assets and liabilities:
    Accounts receivable.....................................    (2,857)    (2,356)
    Inventories.............................................      (132)        16
    Prepaid expenses and other current assets...............     1,762       (552)
    Other assets............................................        81        236
    Accounts payable........................................    (1,819)      (624)
    Accrued expenses........................................     2,082        333
    Income taxes payable....................................      (899)       458
                                                              --------   --------

      Net cash provided by operating activities.............     3,271        199
                                                              --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payment received on note receivable from officer..........        --       (500)
  Purchases of property and equipment.......................    (2,445)    (1,247)
  Payments for intangible assets............................       (96)      (312)
  Investment in related party...............................        (3)        --
                                                              --------   --------

      Net cash used in investing activities.................    (2,544)    (2,059)
                                                              --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances (principal payments) on lines of credit, net.....      (415)     2,003
  Proceeds from long term obligations.......................   166,999         --
  Principal payments on long term obligations...............    (9,641)      (288)
  Proceeds from sale of common stock........................     5,476     48,569
  Redemption of preferred and common stock and payment of
    accrued dividends.......................................        --    (15,553)
                                                              --------   --------

      Net cash provided by financing activities.............   162,419     34,731
  Effect of exchange rate changes on cash...................        44        (33)
                                                              --------   --------

      Net increase in cash and cash equivalents.............   163,190     32,838
  Cash and cash equivalents, beginning of period............   102,221      6,543
                                                              --------   --------
  Cash and cash equivalents, end of period..................  $265,411   $ 39,381
                                                              ========   ========

NONCASH INVESTING AND FINANCING ACTIVITIES:
  Stock issued for merger costs.............................  $  2,208   $     --
                                                              ========   ========
  Conversion of Convertible Redeemable Preferred Stock into
    Redeemable Preferred Stock..............................  $     --   $ 14,015
                                                              ========   ========
  Conversion of Redeemable Preferred Stock into Common
    Stock...................................................  $     --   $    751
                                                              ========   ========
  Preferred dividends declared..............................  $     --   $    163
                                                              ========   ========
  Accretion of redemption value for redeemable common
    stock...................................................  $     --   $     56
                                                              ========   ========
  Accretion of beneficial conversion feature of convertible
    preferred stock.........................................  $     --   $    985
                                                              ========   ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $    171   $    141
                                                              ========   ========
  Cash paid for income taxes................................  $     74   $    706
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

GENERAL

    The consolidated financial statements include the accounts of Invitrogen Corporation and its 100% controlled subsidiaries, Invitrogen B.V., Invitrogen Export Company, Ltd., NOVEX Electrophoresis GmbH (formerly known as Anamed
GmbH), Serva GmbH, NOVEX International Sales Corporation, and Research
Genetics, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. The interim financial statements have been prepared by Invitrogen, without audit, according to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited financial statements contain all adjustments, which include only normal recurring adjustments, necessary to state fairly the financial position, results of operations and cash flows as of and for the periods indicated.

    It is suggested that these financial statements be read in conjunction with the audited financial statements and the notes thereto included in our form 10-K, filed with the Securities and Exchange Commission on March 14, 2000.

RECLASSIFICATIONS

    Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

1.  INVENTORIES

    Inventories include material, labor and overhead costs and consist of the following:

                                                        MARCH 31,
                                                          2000       DECEMBER 31,
                                                       (UNAUDITED)       1999
(IN THOUSANDS)                                         -----------   -------------
Raw materials........................................    $1,563         $2,186
Work in process......................................     1,948          1,175
Finished goods.......................................     4,025          4,129
                                                         ------         ------
                                                         $7,536         $7,490
                                                         ======         ======

2.  ACCUMULATED DEPRECIATION AND AMORTIZATION

    Accumulated depreciation and amortization of property, plant and equipment was $14.8 million and $13.8 million at March 31, 2000 and December 31, 1999, respectively. Accumulated amortization of intangible assets was $1.1 million and $.9 million at March 31, 2000 and December 31, 1999.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

3.  EARNINGS (LOSS) PER SHARE

    Earnings (loss) per share is calculated as follows:

                                                        THREE MONTHS ENDED
                                                          MARCH 31, 2000
                                             ----------------------------------------
                                             INCOME (LOSS)      SHARES
                                              (NUMERATOR)    (DENOMINATOR)    AMOUNT
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)     -------------   -------------   --------
Basic and Diluted EPS:
Income (loss) available to common
  stockholders.............................     $(1,760)         22,776       $(0.08)
                                                =======          ======       ======

                                                        THREE MONTHS ENDED
                                                          MARCH 31, 1999
                                              --------------------------------------
                                                INCOME         SHARES
                                              (NUMERATOR)   (DENOMINATOR)    AMOUNT
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)      -----------   -------------   --------
Basic EPS:
Income available to common stockholders.....     $2,660         16,628       $0.16
Stock options...............................         --          2,286
                                                 ------         ------       -----

Diluted EPS:
Income available to common stockholders plus
  assumed conversions.......................     $2,660         18,914       $0.14
                                                 ======         ======       =====

4.  COMPREHENSIVE INCOME (LOSS)

    Total comprehensive loss for the three months ended March 31, 2000 was $2.0 million and total comprehensive income for the three months ended
March 31, 1999 was $1.7 million, respectively. The adjustments to income or loss to arrive at total comprehensive income or loss for the three months ended
March 31, 2000 and 1999 were $209,865, and $212,260, respectively, and represent foreign currency translation adjustments.

5.  RESEARCH GENETICS MERGER

    On February 2, 2000, the Company completed a merger with Research Genetics, a privately held U.S. company that supplies products and services for functional genomics and gene-based drug discovery research. The Company issued 3.2 million shares of common stock for all of the outstanding common stock of Research Genetics. The merger has been accounted for as a pooling of interests and is intended to qualify as a tax-free exchange. Costs incurred as a result of the merger and related integration are expected to be $6.4 million and are subject to change. These costs were expensed in February 2000 upon completion of the merger. As of March 31, 2000 the company had $.5 million remaining in accrued merger related costs.

    The combined financial information is presented to show the combined results of operations of Invitrogen and Research Genetics as if the merger had occurred at the beginning of the periods presented.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

6.  ISSUANCE OF CONVERTIBLE SUBORDINATED DEBT

    In March 2000, the Company issued $172.5 million principal amount of 5.5% convertible subordinated notes (the "Convertible Notes") due March 1, 2007. After expenses, the Company received net proceeds of $167.0 million. Interest on the Convertible Notes is payable semi-annually on March 1st and September 1st, commencing in September 2000. The notes were issued at 100% of principal value, and are convertible into 2,024,648 shares of stock at the option of the holder at any time at a price of $85.20 per share. The notes may be redeemed, in whole or in part, at our option on or after March 1, 2003 at a premium of 103.143% of par value which declines annually to par value at maturity date.

    Costs incurred to issue the debt have been deferred and are included in other assets in the consolidated balance sheet. These costs are being amortized over the term of the related debt using the effective interest method.

    The Convertible Notes are subordinate to substantially all of the current and future outstanding debt of Invitrogen, including all our secured debt and all debts and liabilities of our subsidiaries. The Convertible Notes are not subordinate to amounts we owe for employee compensation, goods or services we purchase or to amounts we may owe to our subsidiaries.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]


                                DECEMBER 7, 2000


                                  $172,500,000

                 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2007

                        2,024,648 SHARES OF COMMON STOCK
                     ISSUABLE UPON CONVERSION OF THE NOTES

                             ---------------------

                                   PROSPECTUS

                             ---------------------

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATION AS TO MATTERS NOT STATED IN THE PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOR BE PERMITTED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR OUR AFFAIRS HAVE NOT CHANGED SINCE THE DATE HEREOF.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee........................................  $ 45,540
Accounting fees and expenses................................  $ 90,000
Legal fees and expenses.....................................  $160,000
Printing and engraving expenses.............................  $150,000
Trustee's fees and expenses.................................  $  5,000
Transfer agent's and registrar's fees and expenses..........  $ 12,500
Miscellaneous expenses, including Listing Fees..............  $ 36,960
Total.......................................................  $500,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (DGCL) authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). The Registrant's Restated Certificate of Incorporation provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty, except to the extent that the DGCL prohibits elimination or limitation of such liability.

    The Registrant's Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or to its stockholders, (ii) for acts or omissions not made in good faith or involving intentional misconduct or a knowing violation of the law,
(iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derives an improper personal benefit. In addition, the Registrant's Amended and Restated By-laws provide that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Registrant will be indemnified to the fullest extent permitted by the DGCL.

    The Registrant has entered into agreements with each of its executive officers and directors under which the Registrant has agreed to indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being an officer or director of the Registrant. There is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    Exhibits:


        EXHIBIT
         NUMBER            DESCRIPTION
------------------------   -----------
 2.1*++                    5 1/2% Convertible Subordinated Notes due 2007, Purchase
                           Agreement dated February 25, 2000.

 4.1+ ++                   Indenture dated March 31, 2000 between the Company and State
                           Street Bank and Trust Company of California, N.A. and Table
                           of Contents of Identure, including Cross-Reference Table to the Trust Indenture Act of 1989.

 4.2*++                    5 1/2% Convertible Subordinated Notes due 2007, Registration
                           Rights Agreement dated as of March 1, 2000 by and among
                           Invitrogen Corporation, and Donaldson, Lufkin & Jenrette
                           Securities Corporation et al., as Initial Purchasers.

 5.1++                     Opinion of Gray Cary Ware & Freidenrich LLP as to legality of shares.

 5.2++                     Opinion of Graham & James LLP as to legality of notes.

 5.3++                     Opinion of Gray Cary Ware & Freidenrich LLP as to legality of notes.

12++                       Statements Regarding Computations of Ratios.

23.1++                     Consent of Gray Cary Ware & Freidenrich LLP (contained in
                           Exhibit 5.1).

23.2++ Consent of Arthur Andersen LLP, independent public accountants.

23.3++ Consent of Arthur Andersen LLP, independent public accountants.

23.4++ Consent of Arthur Andersen LLP., independent public accountants.

23.5++                     Consent of Gray Cary Ware & Freidenrich LLP (contained in
                           Exhibit 5.3).

24++                       Power of Attorney.

25++                       Statement of Eligibility of the Trustee on Form T-1.


------------------------

* Incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed March 14, 2000.

+ The Indenture is incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed
    March 14, 2000.


++  Previously filed.


ITEM 17.  UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Notwithstanding the foregoing, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (TIA) in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of San Diego, State of California on December 4, 2000.



                                                       INVITROGEN CORPORATION

                                                       By:              /s/ JAMES R. GLYNN
                                                            -----------------------------------------
                                                                          James R. Glynn
                                                            VICE PRESIDENT AND CHIEF FINANCIAL OFFICER



Date: December 4, 2000                                               /s/ LYLE C. TURNER
                                                       ---------------------------------------------
                                                                       Lyle C. Turner
                                                        CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE
                                                                     BOARD OF DIRECTORS

Date: December 4, 2000                                               /s/ JAMES R. GLYNN
                                                       ---------------------------------------------
                                                                       James R. Glynn
                                                         EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL
                                                                    OFFICER AND DIRECTOR

Date: December 4, 2000                                                       *
                                                       ---------------------------------------------
                                                                      ATTORNEY-IN-FACT
                                                                      Lewis J. Shuster
                                                            CHIEF OPERATING OFFICER AND DIRECTOR

Date: December 4, 2000                                                       *
                                                       ---------------------------------------------
                                                                      David E. McCarty
                                                                          DIRECTOR

Date: December 4, 2000
                                                       ---------------------------------------------
                                                                      Donald W. Grimm
                                                                          DIRECTOR

Date: December 4, 2000
                                                       ---------------------------------------------
                                                                      Kurt R. Jaggers
                                                                          DIRECTOR

Date: December 4, 2000                                                       *
                                                       ---------------------------------------------
                                                                     Bradley G. Lorimer
                                                                          DIRECTOR

Date: December 4, 2000                                                       *
                                                       ---------------------------------------------
                                                                        Jay M. Short
                                                                          DIRECTOR

Date: December 4, 2000                                               /s/ JAMES R. GLYNN
                                                       ---------------------------------------------
                                                                       James R. Glynn
                                                                     *ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


            EXHIBIT
             NUMBER                DESCRIPTION
--------------------------------   -----------
 2.1*++                            5 1/2% Convertible Subordinated Notes due 2007, Purchase
                                   Agreement dated February 25, 2000.

 4.1+ ++                           Indenture dated March 31, 2000 between the Company and State
                                   Street Bank and Trust Company of California, N.A. and Table
                                   of Contents of Identure, including Cross-Reference Table to the Trust Indenture Act of 1989.

 4.2*++                            5 1/2% Convertible Subordinated Notes due 2007, Registration
                                   Rights Agreement dated as of March 1, 2000 by and among
                                   Invitrogen Corporation, and Donaldson, Lufkin & Jenrette
                                   Securities Corporation et al., as Initial Purchasers.

 5.1++                             Opinion of Gray Cary Ware & Freidenrich LLP as to legality of shares.

 5.2++                             Opinion of Graham & James LLP as to legality of notes.

 5.3++                             Opinion of Gray Cary Ware & Freidenrich LLP as to legality of notes.

12++                               Statements Regarding Computations of Ratios.

23.1++                             Consent of Gray Cary Ware & Freidenrich LLP (contained in
                                   Exhibit 5.1).

23.2++                             Consent of Arthur Andersen LLP, independent public
                                   accountants.

23.3++                             Consent of Arthur Andersen LLP, independent public
                                   accountants.

23.4++                             Consent of Arthur Andersen LLP., independent public
                                   accountants.

23.5++                             Consent of Gray Cary Ware & Freidenrich LLP (contained in
                                   Exhibit 5.3).

24++                               Power of Attorney.

25++                               Statement of Eligibility of the Trustee on Form T-1.


------------------------

* Incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed March 14, 2000.

+ The Indenture is incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed
    March 14, 2000.


++  Previously filed.